SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	6.	Amount Previously Paid:
	7.	Form, Schedule or Registration Statement No.:
	8.	Filing Party:
	9.	Date Filed:

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

Registered in Ireland – No. 399192

Fourth Floor, Connaught House

One Burlington Road

Dublin 4, Ireland

NOTICE OF 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 30, 2015

Dear Shareholder:

You are cordially invited to attend the 2015 annual general meeting of shareholders (the “annual meeting”) of Jazz Pharmaceuticals plc, a public limited company formed under the laws of Ireland (the “company”). The annual meeting will be held on Thursday, July 30, 2015, at 10:30 a.m. local time at our corporate headquarters located at Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland, for the following purposes:

1.	To elect by separate resolutions the four nominees for director named in the accompanying proxy statement (the “proxy statement”) to hold office until the 2018 annual general meeting of shareholders.

2.	To approve the appointment of KPMG as the independent auditors of the company for the fiscal year ending December 31, 2015 and to authorize the board of directors, acting through the audit committee, to determine the auditors’ remuneration.

3.	To authorize the company and/or any subsidiary of the company to make market purchases of the company’s ordinary shares.

4.	To approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in the accompanying proxy statement.

5.	To receive and consider the company’s Irish statutory accounts for the fiscal year ended December 31, 2014 and the reports of the directors and auditors thereon, and to review the affairs of the company.

6.	To conduct any other business properly brought before the annual meeting.

These items of business are more fully described in the proxy statement.

The company’s Irish statutory accounts for the fiscal year ended December 31, 2014, including the reports of the directors and auditors thereon, will be presented and considered at the annual meeting. There is no requirement under Irish law that such statements be approved by the shareholders, and no such approval will be sought at the annual meeting. Under the company’s articles of association, Proposals 1 and 2 and the receipt and consideration of the Irish statutory accounts by the company at the annual meeting are deemed to be ordinary business, and Proposals 3 and 4 are deemed to be special business. The annual meeting will also include a review by the shareholders of the company’s affairs.

The record date for the annual meeting is June 1, 2015. Only shareholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the annual general meeting of shareholders to be held on July 30, 2015, at 10:30 a.m. local time at our corporate headquarters located at Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland.

The proxy statement and our annual report are available at https://materials.proxyvote.com/G50871.

By order of the board of directors,

/s/ Shawn Mindus

Shawn Mindus

Company Secretary

Dublin, Ireland

June 10, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible. You may vote your shares over the telephone or via the internet. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if the record holder of your ordinary shares is a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Page
INTRODUCTION	1
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	2
PROPOSAL 1—ELECTION OF DIRECTORS	8
CORPORATE GOVERNANCE AND BOARD MATTERS	13
PROPOSAL 2—APPROVE APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZE THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO DETERMINE THE INDEPENDENT AUDITORS’ REMUNERATION	23
PROPOSAL 3—AUTHORIZE THE COMPANY AND/OR ANY SUBSIDIARY OF THE COMPANY TO MAKE MARKET PURCHASES OF THE COMPANY’S ORDINARY SHARES	25
PROPOSAL 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION	27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	29
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	32
EXECUTIVE OFFICERS	33
EXECUTIVE COMPENSATION	36
DIRECTOR COMPENSATION	69
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	73
OTHER MATTERS	74

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

Registered in Ireland – No. 399192

Fourth Floor, Connaught House

One Burlington Road

Dublin 4, Ireland

PROXY STATEMENT

FOR THE 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 30, 2015

INTRODUCTION

General

Our board of directors is soliciting proxies for use at our 2015 annual general meeting of shareholders, or the annual meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting. Please read it carefully. Our proxy materials, which include this proxy statement, our annual letter to shareholders, and our annual report on Form 10-K for the year ended December 31, 2014, are first being mailed or made available to shareholders on or about June 10, 2015. Our proxy materials are also available online at https://materials.proxyvote.com/G50871.

This solicitation is made on behalf of our board of directors and we will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have not yet retained a proxy solicitor in connection with the annual meeting. However, we may engage a proxy solicitor as we deem necessary to assist in the solicitation of proxies. We would pay customary fees and expenses to any such proxy solicitor.

Our board of directors has set the close of business on June 1, 2015 as the record date for the annual meeting. Shareholders of record who owned our ordinary shares on that date are entitled to vote at and attend the annual meeting. Each ordinary share is entitled to one vote. There were 61,224,745 of our ordinary shares outstanding and entitled to vote on the record date.

Basis of Presentation

In this proxy statement, unless otherwise indicated or the context otherwise requires, all references to “Jazz Pharmaceuticals,” “the company,” “we,” “us,” and “our” refer to Jazz Pharmaceuticals plc and its consolidated subsidiaries, except when the context makes clear that the time period being referenced is prior to January 18, 2012, in which case such terms are references to Jazz Pharmaceuticals, Inc. and its consolidated subsidiaries. On January 18, 2012, the businesses of Jazz Pharmaceuticals, Inc. and Azur Pharma Public Limited Company, or Azur Pharma, were combined in a merger transaction, or the Azur Merger, in connection with which Azur Pharma was re-named Jazz Pharmaceuticals plc and we became the parent company of and successor to Jazz Pharmaceuticals, Inc., with Jazz Pharmaceuticals, Inc. becoming our wholly-owned subsidiary. Jazz Pharmaceuticals, Inc. was treated as the acquiring company in the Azur Merger for accounting purposes, and as a result, the historical consolidated financial statements of Jazz Pharmaceuticals, Inc. became our consolidated financial statements. In addition, on June 12, 2012, we completed our acquisition of EUSA Pharma Inc., which we refer to in this proxy statement as the EUSA Acquisition, and on January 23, 2014, we completed our acquisition of a controlling interest in Gentium S.p.A., or Gentium, which we refer to in this proxy statement as the Gentium Acquisition.

Purpose of the annual meeting

The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying Notice of 2015 Annual General Meeting of Shareholders. Each proposal is described in more detail in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

Our board of directors is soliciting your proxy to vote at the annual meeting, including at any adjournments or postponements of the annual meeting. This proxy statement contains important information regarding the annual meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

We are pleased to take advantage of U.S. Securities and Exchange Commission, or SEC, rules that allow companies to furnish their proxy materials over the internet. Most of our shareholders holding their shares in “street name” will not receive paper copies of our proxy materials (unless requested), and will instead be sent a Notice of Internet Availability of Proxy Materials, or Notice, from the brokerage firms, banks or other agents holding their accounts. All “street name” holders receiving a Notice will have the ability to access the proxy materials on the website referred to in the Notice and to request a printed set of the proxy materials. Instructions on how to access the proxy materials via the internet or to request a printed set of the proxy materials may be found in the Notice.

Why did I receive a full set of proxy materials in the mail instead of a notice regarding the internet availability of proxy materials?

We are providing shareholders of record who are holding shares in their own name and shareholders who have previously requested a printed set of our proxy materials with paper copies of our proxy materials instead of a Notice.

What is the annual report included in the proxy materials?

Under applicable U.S. securities laws, we are required to send an annual report to security holders along with this proxy statement. We intend to satisfy this annual report requirement by sending the annual report on Form 10-K for the year ended December 31, 2014 that we filed with the SEC on February 24, 2015 (referred to throughout this proxy statement as the “2014 10-K”) together with this proxy statement.

How do I attend the annual meeting?

You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. The annual meeting will be held on Thursday, July 30, 2015, at 10:30 a.m. local time at our corporate headquarters located at Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland. For directions to attend the annual meeting in person, please contact our Investor Relations department at + 353 1 634 7892 (Ireland) or + 1 650 496 2800 (U.S.) or by email at investorinfo@jazzpharma.com. Information on how to vote in person at the annual meeting is discussed below. However, you do not need to attend the annual meeting to vote your ordinary shares.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on June 1, 2015, the record date for the annual meeting, will be entitled to vote at the annual meeting.

Shareholders of Record: Shares registered in your name

If on June 1, 2015 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy over the telephone or via the internet as instructed below, or by filling out and returning a proxy card.

Beneficial Owners: Shares registered in the name of a broker, bank or other agent

If on June 1, 2015 your shares were held not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and a Notice is being sent to you by that broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account as set forth in the voting instructions in the Notice from your broker, bank or other agent. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are four matters scheduled for a vote at the annual meeting:

•	Election of the four nominees for director named below by separate resolutions to hold office until the 2018 annual general meeting of shareholders (Proposal 1).

•	Approval of the appointment of KPMG as the independent auditors of the company for the fiscal year ending December 31, 2015 and authorization of the board of directors, acting through the audit committee, to determine the auditors’ remuneration (Proposal 2).

•	Authorization of the company and/or any subsidiary of the company to make market purchases of the company’s ordinary shares (Proposal 3).

•	Advisory approval of the compensation of our named executive officers as disclosed in this proxy statement (Proposal 4).

What are the board’s voting recommendations?

The board of directors recommends that you vote your shares:

•	“For” each of the nominees named below for director to hold office until the 2018 annual general meeting of shareholders (Proposal 1).

•	“For” the appointment of KPMG as the independent auditors of the company for the fiscal year ending December 31, 2015 and the authorization of the board of directors, acting through the audit committee, to determine the auditors’ remuneration (Proposal 2).

•	“For” the authorization of the company and/or any subsidiary of the company to make market purchases of the company’s ordinary shares (Proposal 3).

•	“For” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (Proposal 4).

What if another matter is properly brought before the annual meeting?

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy, referred to this proxy statement as the “proxy holders,” to vote on those matters in accordance with their best judgment.

How do I vote?

For the election of directors (Proposal 1), you may vote “For” or “Against” each nominee, or you may abstain from voting for all or any of the nominees. For each of the other proposals, you may vote “For” or “Against” or abstain from voting.

Shareholders of Record: Shares registered in your name

If you are a shareholder of record, you may vote in person at the annual meeting, you may vote by proxy using the enclosed proxy card, or you may vote by proxy over the telephone or via the internet as instructed below. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using a proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the annual meeting, we will vote your shares as you direct.

•	To vote by telephone, dial toll-free 1-800-690-6903 within the United States, U.S. territories and Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., U.S. Eastern Time, on July 29, 2015 to be counted.

•	To vote via the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., U.S. Eastern Time, on July 29, 2015 to be counted.

Beneficial Owners: Shares registered in the name of a broker, bank or other agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice or the full set of proxy materials containing voting instructions from that broker, bank or other agent rather than from us. Simply follow the voting instructions in the Notice or the full set of proxy materials to ensure that your vote is counted. Alternatively, you may vote by telephone or via the internet as instructed by your broker, bank or other agent. To vote in person at the annual meeting, you must request and obtain a valid proxy from your broker, bank, or other agent. Follow the voting instructions from your broker, bank or other agent, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each ordinary share you own as of June 1, 2015.

What if I return a proxy card or otherwise vote but do not make specific choices?

Shareholders of Record: Shares registered in your name

If you are a shareholder of record and you do not specify your vote on each proposal individually when voting via the internet or by telephone, or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. The voting recommendations of the board of directors are set forth under “What are the board’s voting recommendations?” above.

Beneficial Owners: Shares registered in the name of a broker, bank or other agent

If you are a beneficial owner of shares held in “street name” and you do not provide the broker, bank or other agent that holds your shares with specific instructions, under the rules of various U.S. national and regional securities exchanges, the broker, bank or other agent that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other agent that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other agent that holds your shares will inform our inspector of elections that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our inspector of elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be counted toward the vote total for any proposal. We encourage you to provide voting instructions to the broker, bank or other agent that holds your shares to ensure that your vote is counted on all four proposals.

Which proposals are considered “routine” or “non-routine”?

The proposal to appoint KPMG, Dublin, or KPMG, as the independent auditors of the company for the fiscal year ending December 31, 2015 and authorize the board of directors, acting through the audit committee, to determine the auditors’ remuneration (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected on Proposal 2.

The election of directors (Proposal 1), the authorization of the company and/or any subsidiary of the company to make market purchases of the company’s ordinary shares (Proposal 3) and the advisory vote on the compensation of our named executive officers (Proposal 4) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore we expect broker non-votes on Proposals 1, 3 and 4.

What does it mean if I receive more than one set of proxy materials or more than one Notice, or combination thereof?

If you receive more than one set of proxy materials, or more than one Notice or a combination thereof, your shares may be registered in more than one name or are registered in different accounts. Please follow the voting instructions on each set of proxy materials or Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or via the internet.

•	You may send a timely written notice that you are revoking your proxy to our Company Secretary at Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

Your most recent proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker, bank or other agent as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent.

Do I need a ticket to attend the annual meeting?

Yes, you will need an admission ticket or proof of ownership of ordinary shares to enter the annual meeting. If you are a shareholder of record, your admission ticket is the bottom half of the proxy card sent to you. If you plan to attend the annual meeting, please so indicate when you vote and bring the ticket with you to the annual meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is on your voting information form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the annual meeting without an admission ticket, we will admit you only if we are able to verify that you are a shareholder of our company. For directions to attend the annual meeting in person, please contact our Investor Relations department at + 353 1 634 7892 (Ireland) or + 1 650 496 2800 (U.S.) or by email at investorinfo@jazzpharma.com.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting. The inspector of elections will separately count, for each of the proposals, votes “For” and “Against” and abstentions, and, as applicable, broker non-votes. Abstentions and broker non-votes will be treated as shares present for purposes of determining the presence of a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will not, however, be considered votes cast at the annual meeting. Because the approval of all of the proposals is based on the votes cast at the annual meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on the proposals.

How many votes are needed to approve each proposal?

Assuming that a quorum is present at the annual meeting, the following votes will be required for approval:

•	Proposal 1: For the election of directors by separate resolutions, each nominee named herein for election to the board of directors who receives the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting on his or her election will be elected to the board of directors.

•	Proposal 2: The appointment of KPMG as the independent auditors of the company for the fiscal year ending December 31, 2015 and the authorization of the board of directors, acting through the audit committee, to determine the auditors’ remuneration must receive the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting in order to be approved.

•	Proposal 3: The authorization of the company and/or any subsidiary of the company to make market purchases of the company’s ordinary shares must receive the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting in order to be approved.

•	Proposal 4: The advisory approval of the compensation of our named executive officers must receive the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting in order to be approved, although such vote will not be binding on us.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding a majority of the issued and outstanding ordinary shares entitled to vote as of the record date are present at the annual meeting or represented by proxy. On the record date, there were 61,224,745 ordinary shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other nominee) or, provided that you are a shareholder of record, if you vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum within one hour of the time appointed for the annual meeting, the annual meeting will stand adjourned to August 6, 2015 at 10:30 a.m. local time at the same location, or such other time or place as the board of directors may determine.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a quarterly report on Form 10-Q or a current report on Form 8-K that we expect to file with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 10-Q or a Form 8-K within four business days after the annual meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What are the Irish statutory accounts?

We are presenting for consideration our Irish statutory accounts, including the respective reports of the directors and the auditors thereon, at the annual meeting and we are mailing those accounts to shareholders of record. Since we are an Irish company, we are required to prepare Irish statutory accounts under applicable Irish company law and to deliver those accounts to shareholders of record in connection with our annual general meetings of shareholders. The Irish statutory accounts cover the results of operations and financial position of Jazz Pharmaceuticals plc for the year ended December 31, 2014. The Irish statutory accounts were prepared in accordance with the International Financial Reporting Standards as adopted by the European Union and as applied in accordance with the Irish Companies Acts, 1963 - 2013. There is no requirement under Irish law that the Irish statutory accounts be approved by the shareholders, and no such approval will be sought at the annual meeting.

We will mail without charge, upon written request, a copy of the Irish statutory accounts to beneficial owners of our shares. Requests should be sent to: Jazz Pharmaceuticals plc, Attention: Company Secretary, Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland.

What proxy materials are available on the internet?

This proxy statement, our letter to shareholders and the annual report are available at https://materials.proxyvote.com/G50871.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, designated Class I, Class II and Class III. The term of the Class I directors will expire on the date of the annual meeting; the term of the Class II directors will expire on the date of our 2016 annual general meeting of shareholders; and the term of the Class III directors will expire on the date of our 2017 annual general meeting of shareholders. At each annual general meeting of shareholders, successors to the class of directors whose term expires at that annual general meeting are elected for a three-year term. Vacancies on the board of directors, including a vacancy that results from an increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the directors then in office, provided that a quorum is present. A director elected by the board of directors to fill a vacancy in a class will serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The board of directors currently has eleven members and there are no vacancies on the board of directors. There are currently four directors in Class I, the class whose term of office expires at the annual meeting, all of whom are standing for election at the annual meeting. All four directors were nominated for election by the board of directors upon the recommendation of our nominating and corporate governance committee. Mr. O’Keefe and Dr. Sohn were previously elected to our board of directors by our shareholders. The board of directors elected Mr. Gray to the board of directors in May 2013 upon recommendation of our nominating and corporate governance committee, based on its review of his experience and qualifications. Mr. Gray was initially identified to this committee by a search firm and as a result of an extensive external nomination process. The board of directors elected Mr. Schnee to the board of directors in August 2014 upon recommendation of our nominating and corporate governance committee, based on its review of his experience and qualifications. Mr. Schnee was initially identified to the Chairman of our board of directors and then to the nominating and corporate governance committee by our General Counsel, who interacted with Mr. Schnee through his service on the board of directors of Gentium at the time of the Gentium Acquisition.

In order to be elected as a director at the annual meeting, each nominee must be appointed by an ordinary resolution and each must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the annual meeting in person or by proxy. If any nominee becomes unavailable for election as a result of an unexpected occurrence, the proxy holders will vote your proxy for the election of any substitute nominee as may be proposed by the nominating and corporate governance committee. Each nominee has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. If elected at the annual meeting, each nominee would serve as a director until the 2018 annual general meeting of shareholders and until his or her successor has been elected and qualified, or, if sooner, until his or her death, resignation, retirement, disqualification or removal. It is our policy to invite directors and nominees for director to attend annual general meetings of shareholders. All ten of our then-serving directors attended our 2014 annual general meeting of shareholders.

The following includes a brief biography of each nominee for director and each of our other current directors, including their respective ages as of May 27, 2015. Each biography includes information regarding the specific experience, qualifications, attributes or skills that led the nominating and corporate governance committee and the board of directors to determine that the applicable nominee or other current director should serve as a member of the board of directors.

Class I Director Nominees for Election for a Three-Year Term Expiring at the 2018 Annual General Meeting

Peter Gray, age 60, has served as a member of our board of directors since May 2013 and was appointed as chairperson of our audit committee in April 2014. Mr. Gray currently serves as Chairman of the board of directors of UDG Healthcare plc, an international provider of healthcare services, and as a business consultant to the pharmaceutical industry. In September 2011, Mr. Gray retired from his position as Chief Executive Officer of ICON plc, a global provider of outsourced development services to the pharmaceutical, biotechnology and medical device industries, which he held since November 2002. At ICON plc, Mr. Gray previously served as Group Chief Operating Officer from June 2001 to November 2002 and Chief Financial Officer from June 1997 to June 2001. Mr. Gray holds a degree in law from Trinity College Dublin and qualified as a chartered accountant in 1981. Based on his experience as Chief Executive Officer and Chief Financial Officer of ICON plc, Mr. Gray brings to our board of directors and audit committee over 20 years of experience in financial and operational management within the pharmaceutical industry.

Kenneth W. O’Keefe, age 48, has served as a member of our board of directors since the Azur Merger and was a director of Jazz Pharmaceuticals, Inc. from 2004 until the Azur Merger. Since January 2011 he has been Managing Partner of, and from 1997 to January 2011, he was Managing Director of, Beecken Petty O’Keefe & Company, a private equity firm, which he co-founded. He serves on the boards of several privately-held healthcare companies. He received a B.A. from Northwestern University and a M.B.A. from the University of Chicago. As a member of Beecken Petty O’Keefe, Mr. O’Keefe brings to our board of directors significant expertise in accounting and financial matters and in analyzing and evaluating financial statements, as well as substantial experience managing private equity investments. He serves or has served on the audit committee of several companies in the healthcare industry. As the former chairperson of our audit committee until April 2014 and the chairperson of the audit committee of Jazz Pharmaceuticals, Inc.’s board of directors for several years, Mr. O’Keefe brings to our board of directors detailed knowledge of our financial position and financial statements.

Elmar Schnee, age 56, has served as a member of our board of directors since August 2014 and previously served as a director of Gentium (now a majority owned subsidiary of Jazz Pharmaceuticals plc) from May 2012 until April 2014. Since November 2013, Mr. Schnee has served as a non-executive director of Cardiorentis Ltd., a biopharmaceutical company, where he has served as Chairman since May 2015 and he previously served as Chairman and Chief Executive Officer from October 2011 until November 2013. From 2003 to 2011, Mr. Schnee held various positions at Merck KGaA, a global pharmaceutical and chemical group. He joined Merck in 2003 as Managing Director of Merck Santé S.A.S. In January 2004, Mr. Schnee assumed responsibility for global operations of the ethical pharmaceuticals division of Merck KGaA, and in November 2005, Mr. Schnee was appointed as Deputy Member of the Executive Board responsible for the pharmaceuticals business. In 2006, he was appointed as a member of the Executive Board and General Partner of Merck KGaA, with responsibility for global pharmaceutical activities, and served in this position until 2011. Prior to Merck, Mr. Schnee held senior positions in strategy, business development and marketing at UCB SA, Sanofi-Synthélabo SA, Migliara/Kaplan Associates, Inc. and Fisons Pharmaceutical PLC. In addition, Mr. Schnee currently serves on the board of directors of three privately-held life sciences companies. Mr. Schnee holds both a bachelor’s degree in marketing and a master’s degree in marketing and general management from the Swiss Institute of Business Administration in Zurich. With his experience as Chairman and Chief Executive Officer of Cardiorentis, his operational experience at Merck and other companies and his experience serving on the boards of directors of life sciences companies, including Gentium, Mr. Schnee brings to our board of directors significant management expertise and industry knowledge.

Catherine A. Sohn, Pharm. D., age 62, has served as a member of our board of directors since her election at the July 2012 annual general meeting of shareholders. Dr. Sohn is the founder of Sohn Health Strategies, where since 2010 she has consulted to pharmaceutical, biotechnology, medical device and consumer healthcare companies in the areas of business strategy, business development and strategic product development. She joined the board of directors of Neuralstem, Inc., a biotechnology company, in January 2014 and has served as a director of Landec Corporation, a material sciences company, since November 2012. From 1982 to 2010, she was with GlaxoSmithKline plc, a pharmaceutical company (and with SmithKline Beecham plc before its merger with Glaxo Wellcome plc), where she served most recently as Senior Vice President, Worldwide Business Development and Strategic Alliances in the GSK Consumer Healthcare division, and before that, she held a series of positions in Medical Affairs, Pharmaceutical Business Development, U.S. Product Marketing, and global strategic product development in the pharmaceutical division. Dr. Sohn started her career as Assistant Professor of Clinical Pharmacy at the University of the Sciences in Philadelphia, where she currently holds the position of Dean’s Professor. She received a Pharm.D. from the University of California, San Francisco, School of Pharmacy. She also received a Certificate of Professional Development from the Wharton School at the University of Pennsylvania. Dr. Sohn brings to our board of directors almost three decades of product development and business development experience in the pharmaceutical industry and a global perspective that is directly relevant to our company.

The board of directors recommends

a vote “For” each nominee named above.

Class II Directors Continuing in Office Until the 2016 Annual General Meeting

Paul L. Berns, age 48, has served as a member of our board of directors since the Azur Merger and was a director of Jazz Pharmaceuticals, Inc. from 2010 until the Azur Merger. In March 2014, Mr. Berns was appointed as the Chief Executive Officer and President of Anacor Pharmaceuticals, Inc., a biopharmaceutical company. He has served as a member of the board of directors of Anacor Pharmaceuticals, Inc. since 2012 and served as Chairman of its board of directors since 2013. From September 2012 to March 2014, he was a self-employed consultant to the pharmaceutical industry. From March 2006 to September 2012, he served as President and Chief Executive Officer, and as a member of the board of directors, of Allos Therapeutics, Inc., a pharmaceutical company acquired by Spectrum Pharmaceuticals, Inc. From July 2005 to March 2006, Mr. Berns was a self-employed consultant to the pharmaceutical industry. From June 2002 to July 2005, Mr. Berns was President, Chief Executive Officer and a director of Bone Care International, Inc., a specialty pharmaceutical company that was acquired by Genzyme Corporation in 2005. From 2001 to 2002, Mr. Berns served as Vice President and General Manager of the Immunology, Oncology and Pain Therapeutics business unit of Abbott Laboratories, a pharmaceutical company. From 2000 to 2001, he served as Vice President, Marketing of BASF Pharmaceuticals/Knoll, a pharmaceutical company, and from 1990 to 2000, Mr. Berns held various positions, including senior management roles, at Bristol-Myers Squibb Company, a pharmaceutical company. Mr. Berns joined the board of directors of Cellectar Biosciences, Inc. (formerly Novelos Therapeutics, Inc.) in November 2013 and has been a director of XenoPort, Inc. since 2005. Mr. Berns received a B.S. in Economics from the University of Wisconsin. With his experience as Chief Executive Officer of Allos Therapeutics, Anacor Pharmaceuticals and Bone Care International, and his experience serving on the boards of directors for public companies, Mr. Berns provides significant management expertise and industry knowledge to our board of directors.

Patrick G. Enright, age 53, has served as a member of our board of directors since the Azur Merger and was a director of Jazz Pharmaceuticals, Inc. from 2009 until the Azur Merger. Since 2006, Mr. Enright has served as a Managing Director of Longitude Capital, a venture capital firm, of which he is a founder. From 2002 through 2006, Mr. Enright was a Managing Director of Pequot Ventures, a venture capital investment firm, where he co-led the life sciences investment practice. He currently serves on the boards of directors of Corcept Therapeutics Incorporated, a pharmaceutical company, Esperion Therapeutics, Inc., a biopharmaceutical company, and several privately-held companies. Mr. Enright received a B.S. from Stanford University and a M.B.A. from the Wharton School at the University of Pennsylvania. Based on his experience as a venture capital investor focused on life sciences companies and past work in the pharmaceutical industry, Mr. Enright brings to our board of directors over 25 years of operating experience and financial expertise in the life sciences industry.

Seamus Mulligan, age 54, has served as a member of our board of directors since the Azur Merger and was a founder and principal investor of Azur Pharma. Since 2014, Mr. Mulligan has served as Chairman and Chief Executive Officer of Adapt Pharma Ltd., a specialty pharmaceutical company, and since 2006, Mr. Mulligan has also served as Executive Chairman of Circ Pharma Limited and its subsidiaries, a pharmaceutical development stage group. Mr. Mulligan served as our Chief Business Officer, International Business Development from the Azur Merger until February 2013. Mr. Mulligan served as Azur Pharma’s Chairman and Chief Executive Officer and as a member of its board of directors from 2005 until the Azur Merger. From 1984 until 2004, he held various positions with Elan Corporation, plc, a pharmaceutical company, most recently as Executive Vice President, Business and Corporate Development, and prior to that position, held the roles of President of Elan Pharmaceutical Technologies, the drug delivery division of Elan Corporation, plc, Executive Vice President,

Pharmaceutical Operations, Vice President, U.S. Operations and Vice President, Product Development. He served as a member of the board of directors of the U.S. National Pharmaceutical Council until 2004. Mr. Mulligan received a B.Sc (Pharm) and M.Sc from Trinity College Dublin. As a founder of Azur Pharma and a former senior executive of Elan Corporation, plc, Mr. Mulligan brings to our board of directors an expertise in business development and over 30 years of experience in the pharmaceutical industry.

Norbert G. Riedel, Ph.D., age 57, has served as a member of our board of directors since May 2013. Since January 2014, Dr. Riedel has served as Chief Executive Officer and President of Naurex, Inc., a biopharmaceutical company. From 2001 to January 2013, he served as Corporate Vice President and Chief Scientific Officer of Baxter International Inc., a diversified healthcare company, where from 1998 to 2001, he also served as President and General Manager of the recombinant therapeutic proteins business unit and Vice President of Research and Development of the bioscience business unit. From 1996 to 1998, Dr. Riedel served as head of worldwide biotechnology and worldwide core research functions at Hoechst-Marion Roussel, now Sanofi, a global pharmaceutical company. Dr. Riedel serves on the board of directors of Ariad Pharmaceuticals, Inc., an oncology company, and the board of directors of the Illinois Biotechnology Industry Organization. Dr. Riedel is also a member of the Austrian Academy of Sciences and the Innovation and New Ventures Investor Advisory Board of Northwestern University. Dr. Riedel is an Adjunct Professor at Boston University School of Medicine and an Adjunct Professor of Medicine at Northwestern University’s Feinberg School of Medicine. Dr. Riedel holds a Diploma and a Ph.D. in biochemistry from the University of Frankfurt. Dr. Riedel brings significant scientific, drug discovery and development, and commercial expertise to our board of directors with over 20 years of experience in the biotechnology and pharmaceutical industries.

Class III Directors Continuing in Office Until the 2017 Annual General Meeting

Bruce C. Cozadd, age 51, has served as our Chairman and Chief Executive Officer since the Azur Merger. He was a co-founder and has served (and continues to serve) as Chairman and Chief Executive Officer of Jazz Pharmaceuticals, Inc. since April 2009. From 2003 until 2009, he served as Jazz Pharmaceuticals, Inc.’s Executive Chairman and as a member of its board of directors. From 1991 until 2001, he held various positions with ALZA Corporation, a pharmaceutical company acquired by Johnson & Johnson, most recently as Executive Vice President and Chief Operating Officer, with responsibility for research and development, manufacturing and sales and marketing. Previously at ALZA Corporation he held the roles of Chief Financial Officer and Vice President, Corporate Planning and Analysis. He serves on the boards of Cerus Corporation, a biomedical products company, Threshold Pharmaceuticals, Inc., a clinical stage biopharmaceutical company, and The Nueva School, a non-profit organization. He received a B.S. from Yale University and a M.B.A. from the Stanford Graduate School of Business. As our Chief Executive Officer, he brings to our board of directors a detailed knowledge of our business.

Heather Ann McSharry, age 53, has served as a member of our board of directors since May 2013. Ms. McSharry currently serves as a non-executive director on the boards of directors of several public and private companies, including Greencore Group plc, an international manufacturer of convenience foods, and CRH plc, an international building materials group. From 2006 to 2009, Ms. McSharry was Managing Director Ireland of Reckitt Benckiser, a multinational health, home and hygiene consumer products company. From 1989 to 2006, she held various positions at Boots Healthcare, a leading global consumer healthcare company, most recently as Managing Director of Boots Healthcare Ireland Limited. From 2007 to 2011, Ms. McSharry served on the board of directors of the Bank of Ireland, where she was a member of its audit committee from 2009 to 2011. Ms. McSharry served on the board of the Industrial Development Agency in Ireland from 2010 to 2014, where she was Chair of the audit and finance committee. Ms. McSharry holds a Bachelor of Commerce and a Master of Business Studies degree from University College Dublin. Ms. McSharry brings to our board of directors almost 30 years of experience in multiple international industries including healthcare, consumer goods and financial services.

Rick E Winningham, age 55, has served as a member of our board of directors since the Azur Merger and was a director of Jazz Pharmaceuticals, Inc. from 2010 until the Azur Merger. In May 2014, Mr. Winningham was appointed as Lead Independent Director of our board of directors. Mr. Winningham has served as Chief Executive Officer and Chairman of the Board of Directors of Theravance Biopharma, Inc., a biopharmaceutical company, since its spin-off from Theravance, Inc., a biopharmaceutical company, in June 2014. From October 2001 to August 2014, Mr. Winningham served as Chief Executive Officer of Theravance, Inc., where he also served as Chairman of the Board of Directors from April 2010 to October 2014. From 1997 to 2001, he served as President of Bristol-Myers Squibb Oncology/Immunology/Oncology Therapeutics Network and, from 2000 to 2001, as President of Global Marketing. He is Chairman of the board of directors of the California Healthcare Institute. Mr. Winningham is also a member of Biotechnology Industry Organization’s board of directors, serving on the health section governing board and board standing committee on reimbursement. Mr. Winningham holds a M.B.A. from Texas Christian University and a B.S. from Southern Illinois University. Mr. Winningham’s experience in senior management positions in the pharmaceutical industry provides significant industry knowledge and operational and management expertise to our board of directors.

There are no family relationships among any of our executive officers and directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of the Board of Directors

As required under the NASDAQ Stock Market LLC listing standards, or NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with internal counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and our company, its senior management and its independent registered public accounting firm, the board of directors affirmatively determined that all of our current directors as well as those directors serving on the board of directors during any portion of 2014 are (or were in the case of former directors) independent directors within the meaning of the applicable NASDAQ listing standards, except that Mr. Cozadd, our Chairman and Chief Executive Officer, and Mr. Mulligan, our former Chief Business Officer, International Business Development, are not independent directors by virtue of their employment (or past employment) with our company. In addition, our board of directors has determined that each member of the audit committee, compensation committee and nominating and corporate governance committee meets the applicable NASDAQ and SEC rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Jazz Pharmaceuticals plc.

Board Leadership Structure and Risk Oversight

Bruce Cozadd has served as our Chairman and Chief Executive Officer since the Azur Merger. Mr. Cozadd has served (and continues to serve) as Chairman and Chief Executive Officer of Jazz Pharmaceuticals, Inc. since April 2009. Prior to that, he was the Executive Chairman since the founding of Jazz Pharmaceuticals in 2003. We believe that a combined Chairman/Chief Executive Officer role helps provide strong, unified leadership for our management team and optimizes communication with our board of directors.

The board of directors believes that the Chief Executive Officer is best suited to serve as our Chairman because he is the member of the board of directors who is most familiar with our business as a whole, and the most capable of identifying and bringing to the attention of the full board of directors the strategic priorities and key issues facing the company. Having served for many years as a director of publicly-traded and privately-held companies and non-profit organizations and in executive management, Mr. Cozadd brings both a strategic and operational perspective to this combined position.

At meetings of our board of directors, the independent directors convene regularly scheduled executive sessions without the presence of management, and, in 2014, the company established a lead independent director role with the responsibilities described below. Mr. Winningham currently serves as our Lead Independent Director. In establishing the lead independent director role, the board of directors determined that having a Lead Independent Director would help to ensure the effective independent functioning of the board of directors in its oversight responsibilities. The board of directors also believes the role of Chairman and Chief Executive Officer, together with the role of the Lead Independent Director, provide an appropriate balance in the company’s leadership. The Lead Independent Director is appointed by our independent directors. Specific roles and responsibilities of the Lead Independent Director include:

•	presiding at all meetings of the board of directors at which the Chairman is not present;

•	serving as the principal liaison between the independent directors and the Chairman;

•	coordinating the activities of the independent directors, including developing agendas for and presiding at executive sessions of the independent directors;

•	advising the Chairman on board and committee agendas, meeting schedules and information provided to other board members (including the quality, quantity and timeliness of such information); and

•	discussing the results of the Chief Executive Officer’s performance evaluation with the chairperson of the compensation committee.

The Lead Independent Director also has the authority to call meetings of the independent directors of the board of directors and is available for consultation and communication with major shareholders, if requested. Our board of directors is currently comprised of eleven directors, of whom nine are independent.

We believe that our directors provide effective oversight of risk management for our company, particularly as a result of the work of our committees and the ongoing dialogue between the full board, our Chairman and Chief Executive Officer and our Lead Independent Director. Our audit committee is responsible for overseeing our financial reporting process on behalf of our board of directors and reviewing with management and our auditors, as appropriate, our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our nominating and corporate governance committee oversees the company’s risk management, other than with respect to risks related to the company’s financial position or compensation policies, on behalf of our board of directors. Our compensation committee approves compensation of executive officers and all material compensation plans for our company and reviews our compensation practices to ensure that they do not encourage excessive risk taking and provide appropriate incentives for meeting both short-term and long-term objectives and increasing shareholder value over time. At its meetings, our full board of directors receives reports concerning the management of the relevant risks from each committee, in addition to reports concerning material risks and concerns or significant updates on such matters from our General Counsel and other executive officers, as necessary.

Meetings of the Board

The Jazz Pharmaceuticals plc board of directors met five times during 2014 and did not act by written consent during the year. All directors attended at least 75% of the aggregate number of meetings of the board of directors and of the standing committees on which they served that were held during the portion of 2014 for which they were directors or committee members, respectively.

As required under applicable NASDAQ listing standards, in 2014, the independent directors generally met at each regularly scheduled board meeting in regularly scheduled executive sessions at which only independent directors were present.

Information About the Committees of the Board of Directors

The standing committees of the board of directors include an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees is comprised solely of independent directors and has a separate chairperson. Each committee has a written charter approved by the board of directors, which reflects the applicable standards and requirements adopted by the SEC and NASDAQ. A copy of each committee charter can be found on our website, www.jazzpharmaceuticals.com, in the section titled “About Us” under the subsection titled “Board Committees.” In addition, in 2014 the board of directors had a transaction committee that met on an as-needed basis.

On July 31, 2014, our board of directors realigned the committee memberships of our standing committees in order to reduce the number of committees on which each director serves. The following table provides membership information for 2014 for each of the audit committee, compensation committee and nominating and corporate governance committee:

Name	Audit	Compensation	Nominating and Corporate Governance
Paul L. Berns (1)	X	X	X
Patrick G. Enright (2)	X	X
Peter Gray (3)	X*
Heather Ann McSharry (4)	X		X
James C. Momtazee (5)			X
Kenneth W. O’Keefe (6)	X*
Norbert Riedel, Ph.D.		X*
Elmar Schnee (7)			X
Catherine A. Sohn, Pharm. D. (8)		X	X*
Rick E Winningham (9)		X	X

*	Served as committee chairperson during all or a portion of 2014.

(1)	Mr. Berns served on our audit, compensation and nominating and corporate governance committees until July 31, 2014. Mr. Berns currently serves only on the compensation committee.

(2)	Mr. Enright served on our audit and compensation committees until July 31, 2014. Mr. Enright currently serves only on the compensation committee.

(3)	Mr. Gray was appointed chairperson of our audit committee effective as of April 7, 2014.

(4)	Ms. McSharry served on our audit and nominating and corporate governance committees until July 31, 2014. Ms. McSharry currently serves only on the audit committee.

(5)	Mr. Momtazee resigned from our board of directors effective as of January 8, 2014.

(6)	Mr. O’Keefe served as chairperson of our audit committee until April 7, 2014.

(7)	Mr. Schnee was appointed to our board of directors and our nominating and corporate governance committee effective as of August 1, 2014.

(8)	Dr. Sohn served on our compensation and nominating and corporate governance committees until July 31, 2014. Dr. Sohn currently serves only on the nominating and corporate governance committee.

(9)	Mr. Winningham served on our compensation and nominating and corporate governance committees until July 31, 2014. Mr. Winningham currently serves only on the nominating and corporate governance committee.

Audit Committee

The audit committee of the board of directors oversees our corporate accounting and financial reporting processes, our systems of internal control over financial reporting and audits of our financial statements, as well as the quality and integrity of our financial statements and reports and the qualifications, independence and performance of the auditors engaged as our independent registered public accounting firm for purposes of preparing or issuing an audit report or performing audit services. Specific responsibilities of the audit committee include:

•	evaluating the performance of and assessing the qualifications of the independent auditors;

•	determining and approving the engagement and remuneration of the independent auditors;

•	determining whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	determining and approving the engagement of the independent auditors to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent auditors on our audit engagement team as required by applicable laws and rules;

•	reviewing and advising on the selection and removal of the head of our internal audit function, the activities and organizational structure of the internal audit function and the results of internal audit activities;

•	reviewing and approving the internal audit charter at least annually and the annual internal audit plan and budget;

•	meeting to review our annual audited financial statements, our quarterly financial statements and our financial press releases with management and the independent auditor, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual and quarterly reports filed with the SEC;

•	reviewing, overseeing and approving transactions between our company and any related persons;

•	conferring with management, the internal auditors and the independent auditors regarding the scope, adequacy and effectiveness of our internal control over financial reporting;

•	reviewing with management, the internal auditors and the independent auditors, as appropriate, major financial risk exposures (including reviewing, evaluating and approving our hedging and other financial risk management strategies) and the steps taken by management to monitor and control these exposures; and

•	establishing procedures, when and as required under applicable laws and rules, for the receipt, retention and treatment of complaints received by our company (if any) regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The audit committee is currently composed of three directors: Mr. Gray, Ms. McSharry and Mr. O’Keefe. Our board of directors has determined that Mr. Gray, Ms. McSharry and Mr. O’Keefe meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the NASDAQ listing standards with respect to audit committee members. Our board of directors has also determined that each of Mr. Gray, Ms. McSharry and Mr. O’Keefe is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. In making this determination, our board of directors considered the overall knowledge, experience and familiarity of each of Mr. Gray, Ms. McSharry and Mr. O’Keefe with accounting matters and in analyzing and evaluating financial statements, and, in the case of Mr. O’Keefe, managing private equity investments. Mr. Gray currently serves as chairperson of the audit committee.

The audit committee met four times during 2014 and did not act by written consent during the year.

Report of the Audit Committee of the Board of Directors (1)

The audit committee has reviewed and discussed the company’s audited financial statements for the fiscal year ended December 31, 2014 with management of the company. The audit committee has discussed with KPMG, Dublin, the independent registered public accounting firm that audited the company’s financial statements for the fiscal year ended December 31, 2014, the matters required to be discussed by Accounting Standard No. 16 “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Release No. 2012-004. The audit committee has also received the written

(1)	The material under the heading “Report of the Audit Committee of the Board of Directors” in this proxy statement is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

disclosures and the letter from KPMG, Dublin required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with KPMG, Dublin that firm’s independence. Based on the foregoing, the audit committee recommended to the board of directors that the audited financial statements be included in the company’s annual report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2014.

Respectfully submitted,

The Audit Committee of the Board of Directors

Mr. Peter Gray (Chairperson)

Ms. Heather Ann McSharry

Mr. Kenneth W. O’Keefe

Compensation Committee

The compensation committee of the board of directors oversees, reviews and approves our compensation policies, plans and programs, determines the compensation to be paid to our executive officers and directors, and prepares and reviews the compensation committee report included in our annual proxy statement. Specific responsibilities and authority of our compensation committee include:

•	reviewing, modifying (as needed) and approving overall compensation strategy and policies;

•	recommending to our board of directors for determination and approval the compensation and other terms of employment of our Chief Executive Officer and evaluating our Chief Executive Officer’s performance in light of relevant goals and objectives;

•	reviewing and approving the goals and objectives of our other executive officers and determining and approving the compensation and other terms of employment of these executive officers, as appropriate;

•	reviewing and recommending to our board of directors the type and amount of compensation to be paid or awarded to the members of our board of directors;

•	having the full power and authority of our board of directors regarding the adoption, amendment and termination of our compensation plans and programs and administering these plans and programs;

•	having the authority, in its sole discretion, to retain or obtain, at the expense of the company, advice and assistance from compensation consultants and internal or external legal, accounting and other advisors;

•	having direct responsibility for appointing, and providing compensation and oversight of the work of, any compensation consultants and other advisors retained by the compensation committee and considering the independence of each such advisor;

•	periodically reviewing with our Chief Executive Officer the plans for succession to the offices of our executive officers and making recommendations to our board of directors with respect to the selection of appropriate individuals to succeed to these positions; and

•	reviewing and discussing with management our disclosures contained under the caption “Compensation Discussion and Analysis” in our annual proxy statement.

The compensation committee is currently composed of three directors: Mr. Berns, Mr. Enright and Dr. Riedel. Dr. Riedel currently serves as the chairperson of the compensation committee. Each member of the compensation committee meets the independence requirements of the NASDAQ listing standards with respect to compensation committee members. In determining whether Mr. Berns, Mr. Enright and Dr. Riedel are independent within the meaning of the NASDAQ listing standards pertaining to compensation committee membership, our board of directors determined, based on its consideration of factors specifically relevant to determining whether any such director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, that no member of the compensation committee has a relationship that would impair that member’s ability to make independent judgments about compensation of our executive officers.

The compensation committee held five meetings during 2014 and did not act by written consent during the year. The compensation committee also had a number of informal discussions and consultations with one another and with Mr. Cozadd, our Chairman and Chief Executive Officer.

Compensation Committee Processes and Procedures

Typically, the compensation committee meets five times per year, generally on the same day as or near the time of regularly scheduled board meetings, with an additional meeting to approve the “Compensation Discussion and Analysis” included in this proxy statement and related matters, and with greater frequency if necessary. The agenda for each compensation committee meeting is usually developed by members of our human resources department and Chief Executive Officer, with input from members of our legal department, and is reviewed with the chairperson of the compensation committee. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. Mr. Cozadd may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation. The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of the company, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the authority, in its sole discretion, to retain or obtain, at the expense of the company, compensation consultants to assist in its evaluation of executive compensation, and is directly responsible for the appointment, compensation and oversight of the work of its compensation consultants. The compensation committee has engaged Radford, an Aon Hewitt company, or Radford, which is a subsidiary of Aon plc, or Aon, as its independent compensation consultant to provide the compensation committee with peer company and industry compensation data and advice regarding executive officers’ compensation, including base salaries, performance-based bonuses and long-term equity compensation, and similar advice regarding directors’ compensation.

Under its charter, the compensation committee may form, and delegate authority to, subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the board of directors, to grant stock awards under our equity compensation plans to persons other than our executive officers and directors. The compensation committee has delegated authority to a committee of at least two of our Chief Executive Officer, Chief Financial Officer, General Counsel, Senior Vice President, Human Resources and Principal Accounting Officer, while still also retaining authority for itself and for the board of directors, to approve discretionary equity grants under our 2011 Equity Incentive Plan, or the 2011 Plan, and our 2007 Equity Incentive Plan, or the 2007 Plan, as applicable, (i) to non-executive officer employees of our company or any of our subsidiaries as new hire grants, annual grants and promotion grants that are either (a) within the applicable ranges approved by the compensation committee depending on the level of the employee and the type of grant, or (b) in the aggregate with all annual grant, new hire and promotional grants do not exceed the maximum number approved by the compensation committee as subject to this delegated authority for any calendar year; (ii) to consultants that are within the ranges adopted by the compensation committee; (iii) to our President’s Club participants (who are not executive officers) that are within the guidelines or limits for the President’s Club program adopted by the compensation committee with respect to the year as to which the equity incentives are being granted; and (iv) to non-executive officer employees of or consultants to the company or any of its subsidiaries for extraordinary reasons, other than those listed in clauses (i) through (iii) above, that in the aggregate with all grants listed in clause (i), do not exceed the maximum number approved by the compensation committee as subject to this delegated authority for any calendar year. In addition, pursuant to this delegation of authority, such officers may approve certain amendments to our non-U.S. forms of equity awards and non-U.S. outstanding equity awards, in each case, to comply with local law or applicable accounting and tax regulations and to correct certain administrative errors, provided that such delegated authority does not extend to changes that would affect our executive officers’ equity awards. The purpose of this authority is to enhance our flexibility to administer equity incentives and to facilitate the timely grant of stock awards to non-executive officer employees of and consultants to the company within the specified guidelines approved by the compensation committee. As part of its oversight function, the compensation committee reviews, at each regularly scheduled meeting of the compensation committee, a report of any equity incentives granted and any changes made to our forms of equity awards or outstanding equity awards under this delegated authority. The compensation committee does not delegate any of its functions to others in determining executive compensation.

For additional information regarding our processes and procedures for the consideration and determination of executive compensation, including the role of Radford in determining and recommending executive compensation, the aggregate cost of Radford’s executive and director compensation consulting services during 2014 and the aggregate cost of other services provided in 2014 by Radford and other affiliates of Aon, see the section of this proxy statement entitled “Executive Compensation—Compensation Discussion and Analysis.” With respect to director compensation matters, our compensation committee recommends to our board of directors and our board of directors determines and sets non-employee director compensation. Our compensation arrangements for our non-employee directors are described under the section of this proxy statement entitled “Director Compensation.”

Compensation Committee Interlocks and Insider Participation

From January to July 2014, our compensation committee was composed of five directors: Mr. Berns, Mr. Enright, Dr. Riedel, Dr. Sohn and Mr. Winningham. In July 2014, we realigned the board committees on which each director serves, following which time our compensation committee was composed of three directors: Messrs. Berns and Enright, and Dr. Riedel. Please refer to the section of this proxy statement titled “Certain Transactions With or Involving Related Persons” for information concerning certain transactions with or involving investment funds affiliated with Mr. Enright.

None of the members of our compensation committee during 2014 has at any time been our officer or employee. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or the compensation committee of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Compensation Committee Report (1)

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained herein. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in our proxy statement for the 2015 annual general meeting of shareholders and be included in the Annual Report on Form 10-K we filed with the SEC for the fiscal year ended December 31, 2014.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Dr. Norbert G. Riedel, Ph.D. (Chair)

Mr. Paul L. Berns

Mr. Patrick G. Enright

(1)	The material under the heading “Compensation Committee Report” in this proxy statement is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of our board of directors is responsible for, among other things:

•	overseeing all aspects of our corporate governance functions on behalf of our board of directors;

•	making recommendations to our board of directors regarding corporate governance issues;

•	identifying, reviewing and evaluating candidates to serve on our board of directors, and reviewing and evaluating incumbent directors;

•	reviewing, evaluating and considering the recommendation for nomination of incumbent members for reelection to our board of directors and monitoring the size of our board;

•	recommending director candidates to our board of directors;

•	overseeing on behalf of our board of directors the company’s compliance with applicable laws and regulations, other than the financial compliance issues overseen by the audit committee;

•	overseeing on behalf of our board of directors the company’s risk management matters, other than with respect to risks related to the company’s financial position or compensation policies overseen by the audit committee and compensation committee, respectively;

•	evaluating director nominations and proposals by our shareholders and establishing policies, requirements, criteria and procedures in furtherance of the foregoing; and

•	reviewing, discussing and assessing the performance of our board of directors, including committees of our board of directors, seeking input from senior management, our full board of directors and others.

The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age, and the highest personal integrity and ethics. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our shareholders. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. Members of the nominating and corporate governance committee obtain recommendations for potential directors from their and other board members’ contacts in our industry, and we or the nominating and corporate governance committee have in the past and may from time to time again in the future engage a search firm to assist in identifying potential directors.

Candidates for director nominees are reviewed in the context of the then current composition of the board of directors, the operating requirements of the company and the long-term interests of shareholders. While we do not have a formal policy on board diversity, the nominating and corporate governance committee takes into account a broad range of diversity considerations when assessing director candidates, including individual backgrounds, skill sets, professional experience and other factors, which include gender and residency in and outside of the United States and Ireland, that contribute to our board of directors having an appropriate range of expertise, talents, experiences and viewpoints. The nominating and corporate governance committee evaluates those diversity considerations, in view of the needs of the board of directors as a whole, when making decisions on director nominations. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors’ overall service to the company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence, to determine whether to recommend them to the board of directors for nomination for a new term. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee is “independent”

based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The nominating and corporate governance committee conducts appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors. The nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the board of directors.

In 2012, the company, at the direction of the nominating and corporate governance committee, engaged a search firm (as it had done in prior years) to conduct a search on our behalf for an audit committee financial expert with extensive Irish public limited company board experience and financial expertise gained as a chief financial officer of a public company, an audit partner at a major public accounting firm or a senior executive with responsibility for a division or corporation, in addition to experience in the healthcare or healthcare products industries. The company additionally charged the search firm with being mindful of the gender diversity of our board of directors in conducting this search. In 2013, the search firm identified and recommended Mr. Gray and Ms. McSharry as director candidates with extensive relevant experience. Mr. Schnee was initially identified to the Chairman of our board of directors and then to the nominating and corporate governance committee by our General Counsel, who interacted with Mr. Schnee through his service on the board of directors of Gentium, at the time of the Gentium Acquisition until his resignation from the Gentium board of directors in April 2014. The nominating and corporate governance committee recommended Mr. Schnee as an independent director based on his over 20 years of experience in the life sciences industry, including as chief executive officer and director of European-based public companies.

The nominating and corporate governance committee, to date, has not adopted a formal policy with regard to the consideration of director candidates recommended by shareholders and will consider director candidates recommended by shareholders on a case-by-case basis, as appropriate. Shareholders wishing to recommend individuals for consideration by the nominating and corporate governance committee may do so by delivering a written recommendation to our Company Secretary at Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland with the candidate’s name, biographical data and qualifications and a document indicating the candidate’s willingness to serve if elected. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder or not.

To date, the nominating and corporate governance committee has not received any such nominations nor has it rejected a director nominee from a shareholder or shareholders holding more than 5% of our voting stock.

The nominating and corporate governance committee is currently composed of three directors: Mr. Schnee, Dr. Sohn and Mr. Winningham. Dr. Sohn is currently chairperson of the nominating and corporate governance committee. Each member of the nominating and corporate governance committee meets the independence requirements of the NASDAQ listing standards.

The nominating and corporate governance committee met four times during 2014 and did not act by written consent.

Shareholder Communications with the Board of Directors

To date, we have not adopted a formal process related to shareholder communications with the board of directors. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. We believe that our responsiveness to shareholder communications to the board of directors has been excellent. As a result, the board of directors believes that there has not been a need to adopt a formal process for shareholder communications with the board. Shareholders interested in communicating with the board of directors or a particular director (including our Chairman or our Lead Independent Director) may do so by sending written communication to: Jazz Pharmaceuticals plc, Attention: Company Secretary, Fourth Floor, Connaught House, One Burlington Road, Dublin 4 Ireland.

Code of Conduct

Our Code of Conduct applies to all of our employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and those of our subsidiaries. The Code of Conduct is available on our website at www.jazzpharmaceuticals.com under the section “About Us” at “Corporate Responsibility.” Shareholders may request a free copy of the Code of Conduct by submitting a written request to Jazz Pharmaceuticals plc, Attention: Investor Relations, Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

PROPOSAL 2

APPROVE APPOINTMENT OF INDEPENDENT AUDITORS

AND AUTHORIZE THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO DETERMINE THE INDEPENDENT AUDITORS’ REMUNERATION

Pursuant to authority delegated by the board of directors, the audit committee of the board of directors is responsible for the appointment, remuneration and retention of our independent auditors. The audit committee has selected KPMG, a registered public accounting firm, as our independent auditors to audit our consolidated financial statements for the year ending December 31, 2015, and our shareholders are being asked in this proposal to approve such appointment. In addition, our shareholders are being asked to authorize the board of directors, acting through the audit committee, to determine KPMG’s remuneration. This authorization is required by Irish law.

Representatives of KPMG are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

In connection with the audit of our 2014 financial statements, we entered into an engagement agreement with KPMG which sets forth the terms under which KPMG performed audit and tax services for the company.

The following table represents aggregate fees billed to us for the years ended December 31, 2014 and 2013 by KPMG, our independent registered public accounting firm (in thousands):

	Year Ended December 31,
	2014	2013
Audit Fees	$1,561	$1,240
Audit-Related Fees	—	73
Tax Fees	831	1,275
Tax compliance services	525	522
Tax advisory services	306	753
All Other Fees	3	3

Total Fees	$2,395	$2,591

Audit Fees: Consists of fees and expenses for professional services in respect of the audit of the company’s consolidated financial statements and of our internal control over financial reporting, the review of quarterly consolidated financial statements and statutory audits.

Audit-Related Fees: Consists of fees for assurance and related services that are reasonably related to the performance of the audit and the review of the financial statements and which are not reported under “Audit Fees.”

Tax Fees: Consists of fees and expenses for professional services for tax compliance, tax advice and tax planning. Tax compliance services consist of professional services related to domestic and international tax compliance, and assistance with domestic and international tax return preparation. Tax advisory service fees relate to tax advice and planning services provided to us in connection with significant transactions undertaken by the company in 2013 and 2014. During the year ended December 31, 2014, fees and expenses of approximately $525,000 were billed in connection with tax compliance services and fees and expenses of approximately $306,000 were billed in connection with tax advice and planning services. During the year ended December 31, 2013, fees and expenses of approximately $522,000 were billed in connection with tax compliance services and of approximately $753,000 were billed in connection with tax advice and planning services.

All Other Fees: Consists of fees for products and services other than the services described above. For the years ended December 31, 2014 and 2013, these are fees paid in connection with access to the online accounting and tax research tool of KPMG.

All of the services and fees described above were approved by our audit committee.

Pre-Approval Policies and Procedures

Our audit committee has a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. Our policy generally requires the pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

Our audit committee determined that the rendering of the services other than audit services by our independent registered public accounting firm is compatible with maintaining the principal accountant’s independence.

Required Vote

The appointment of KPMG as the independent auditors of the company for the fiscal year ending December 31, 2015 and the authorization of the board of directors, acting through the audit committee, to determine the auditors’ remuneration is an ordinary resolution and must receive the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting in order to be approved.

The board of directors recommends a vote “For” Proposal 2.

PROPOSAL 3

AUTHORIZE THE COMPANY AND/OR ANY SUBSIDIARY OF THE COMPANY

TO MAKE MARKET PURCHASES OF THE COMPANY’S ORDINARY SHARES

In 2013 and 2014, we received shareholder authorization to make open-market purchases of our ordinary shares. Our management believes it is important to continue to preserve our flexibility to manage the number of our outstanding ordinary shares. The company may currently effect repurchases either pursuant to the market purchase authorization approved by our shareholders at our 2014 annual general meeting of shareholders or under the redemption authority in the company’s articles of association.

In May 2013, our board of directors authorized a share repurchase program pursuant to which we may repurchase a number of ordinary shares having an aggregate repurchase price of up to $200 million. During 2014 and the first quarter of 2015, we repurchased 0.3 million and 0.1 million of our ordinary shares, respectively, in open-market repurchases pursuant to our share repurchase program. As of March 31, 2015, the amount remaining under our share repurchase program was $11.0 million. All repurchases under our current share repurchase program have been effected as redemptions pursuant to the company’s articles of association, and whether or not this Proposal 3 is approved by our shareholders, the company will retain its ability to effect repurchases as redemptions pursuant to its articles of association, although after January 30, 2016, subsidiaries of the company will not be able to make market purchases of our ordinary shares if this Proposal 3 is not approved.

In this proposal, shareholders are being asked to authorize the company and/or any of its subsidiaries to make open-market purchases of up to 9,096,423 ordinary shares, which is equal to 15% of the company’s issued ordinary shares outstanding as of December 31, 2014, in accordance with the Irish Companies Act 2014, for 18 months from the date of such authorization. Accordingly, if this Proposal 3 is approved by our shareholders, the authority conferred thereby will expire on the close of business on January 29, 2017, unless re-approved by our shareholders prior to such date. Acquisitions of our ordinary shares under this authority would be made only at price levels that the board of directors considers to be in the best interests of the shareholders generally, after taking into account the company’s overall financial position. In addition, this authority is being requested to make repurchases at a price not less than 80% or more than 105% of the then closing market price of those shares on the NASDAQ Global Select Market on the day preceding the day on which the relevant share is purchased.

In order for the company or any of its subsidiaries to make market purchases of the company’s ordinary shares pursuant to the authority conferred under this Proposal 3, such shares must be purchased on a “recognized stock exchange.” The NASDAQ Global Select Market, on which the company’s ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. This general authority, if approved by our shareholders, will become effective from the date of the annual meeting.

The board of directors is asking our shareholders to vote “For” the following resolution:

“RESOLVED, that the company and any subsidiary of the company is hereby generally authorized to make overseas market purchases (as defined by Section 1072(2) of the Irish Companies Act 2014) of ordinary shares in the company (“shares”) on such terms and conditions and in such manner as the board of directors (or a duly constituted committee thereof) of the company may determine from time to time but subject to the provisions of the Irish Companies Act 2014 and to the following provisions:

a) The maximum number of shares authorized to be acquired by the company and/or any subsidiary of the company pursuant to this resolution shall not exceed, together with any other valid and existing authority approved by shareholders, in the aggregate, 15% of the company’s issued ordinary shares outstanding as of December 31, 2014.

b) The maximum price to be paid for any ordinary share shall be an amount equal to 105% of the closing price on the NASDAQ Global Select Market for the ordinary shares on the trading day preceding the day on which the relevant ordinary share is purchased by the company or by the relevant subsidiary of the company, and the minimum price to be paid for any ordinary share shall be an amount equal to 80% of the closing price on the NASDAQ Global Select Market for the ordinary shares on the trading day preceding the day on which the relevant ordinary share is purchased by the company or by the relevant subsidiary of the company.

c) This general authority will be effective from the date of passing of this resolution and will expire 18 months from the date of the passing of this resolution, unless previously varied or revoked or in accordance with the provisions of section 1074 of the Irish Companies Act 2014. The company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.”

The proposal to authorize the company and/or any subsidiary of the company to make market purchases of the company’s ordinary shares is an ordinary resolution and must receive the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting in order to be approved.

The board of directors recommends a vote “For” Proposal 3.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are entitled to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This nonbinding advisory vote is commonly referred to as a “say-on-pay” vote.

At our 2012 annual general meeting of shareholders, we asked our shareholders to indicate if we should hold a “say-on-pay” vote every year, every two years or every three years. The shareholders indicated by advisory vote their preference to hold a say-on-pay vote every year. After consideration of the voting results, the board of directors elected to hold a shareholder say-on-pay vote every year. Accordingly, at our 2013 and 2014 annual general meetings of shareholders, we provided our shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in the relevant proxy statement for our annual general meeting of shareholders. At our 2014 annual general meeting of shareholders, the shareholders overwhelmingly approved the proposal, with over 98% of the total votes cast voting in favor of the proposal. This year we are again asking our shareholders to vote “For” the advisory approval of the compensation of our named executive officers as disclosed in this proxy statement.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, our compensation committee believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies and in line with our business strategy and priorities, as well as responsible in that it encourages executive officers to work for meaningful shareholder returns consistent with our pay-for-performance philosophy. The goals of our executive compensation program are to align executive officers’ compensation with our business objectives and the interests of our shareholders and to incentivize and reward executive officers for our success. Specifically, we have an executive compensation program that focuses on total compensation, combining short- and long-term components, cash and equity, and fixed and contingent payments, in the proportions that we believe are the most appropriate to incentivize and reward our executive officers for achieving our corporate goals while minimizing incentives for excessive risk taking. We place significant emphasis on pay-for-performance-based incentive compensation programs, so that targeted compensation can be achieved only if performance goals are met and, in the case of our stock option awards, only if our share price appreciates over time. We also strive to ensure that our compensation program for our executive officers stays competitive to help attract, as needed, and retain talented individuals to manage and operate all aspects of our business. To execute this compensation philosophy, the compensation committee regularly assesses our executive compensation program against market data and utilizes an independent compensation consultant to engage in ongoing review of all aspects of our executive compensation program. Our compensation committee believes that the compensation policies and elements described in this proxy statement provide the necessary incentives to properly align our executive officers’ performance with the interests of our shareholders while maintaining equitable and competitive executive compensation practices that enable us to attract and retain the highest caliber of executive officers.

The board of directors is asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a nonbinding advisory vote “For” the following resolution:

“RESOLVED, that the compensation paid to Jazz Pharmaceuticals’ named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the board of directors or the company. Nevertheless, the views expressed by our shareholders, whether through this vote or otherwise, are important to management and the board of directors and, accordingly, the board of directors and the compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Unless our board of directors modifies its policy on the frequency of future advisory votes on the compensation of our named executive officers, the next advisory vote on the compensation of our named executive officers will be held at the 2016 annual general meeting of shareholders.

Advisory approval of the compensation of our named executive officers is an ordinary resolution and must receive the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting in order to be approved.

The board of directors recommends a vote “For” Proposal 4.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our ordinary shares as of May 15, 2015 (except as noted) by: (i) each director and each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table (referred to throughout this proxy statement as our “named executive officers”); (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our ordinary shares.

	Beneficial Ownership (2)
Name and Address of Beneficial Owner (1)	Number of Shares	Percentage of Total
5% Shareholders:
FMR LLC (3)	9,091,136	14.9%
245 Summer Street
Boston, MA 02210

Putnam Investment, LLC (4)	7,926,631	13.0%
One Post Office Square
Boston, MA 02109

BlackRock, Inc. (5)	3,692,629	6.0%
55 East 52nd Street
New York, NY 10055

The Vanguard Group (6)	3,477,267	5.7%
100 Vanguard Blvd.
Malvern, PA 19355

Named Executive Officers and Directors:
Bruce C. Cozadd (7)	678,956	1.1%
Matthew P. Young (8)	25,570	*
Russell J. Cox (9)	135,451	*
Suzanne Sawochka Hooper (10)	67,166	*
Michael P. Miller (11)	7,458	*
Kathryn Falberg (12)	—	*
Paul L. Berns (13)	19,334	*
Patrick G. Enright (14)	332,229	*
Peter Gray (15)	11,040	*
Heather Ann McSharry (16)	11,744	*
Seamus Mulligan (17)	1,167,855	1.9%
Kenneth W. O’Keefe (18)	37,831	*
Norbert G. Riedel, Ph.D. (19)	10,450	*
Elmar Schnee	—	*
Catherine A. Sohn, Pharm.D. (20)	18,123	*
Rick E Winningham (21)	24,800	*
All directors and executive officers as a group (19 persons) (22)	2,590,465	4.2%

*	Less than 1%.

(1)	Unless otherwise provided in the table above or in the notes below, the address for each of the beneficial owners listed is c/o Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland.

(2)

This table is based upon information supplied by officers, directors and shareholders known by us to be beneficial owners of more than five percent of our ordinary shares as well as Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the ordinary shares indicated as beneficially owned. Applicable percentages are based on 61,119,398 ordinary shares outstanding on May 15, 2015, adjusted as required by rules promulgated by the SEC. The number of shares beneficially owned includes ordinary shares issuable pursuant to the exercise of stock options that are exercisable and restricted stock units, or RSUs, that will vest within 60 days of May 15, 2015, and shares credited to individual non-employee director phantom stock accounts under our Amended and Restated Directors Deferred Compensation Plan, or the Directors Deferred Plan as of May 15, 2015. Amounts credited to individual non-employee director phantom stock accounts under the Directors Deferred Plan are payable solely in our ordinary shares, but such shares do not have current voting or investment power. Shares issuable pursuant to the exercise of stock options that are exercisable and RSUs that will vest within 60 days of May 15, 2015 and shares issuable pursuant to the Directors Deferred Plan are deemed to be outstanding and beneficially owned by the person to whom such shares are issuable for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	This information is based on a Schedule 13G/A filed with the SEC on February 13, 2015 by FMR LLC, or FMR, Edward C. Johnson 3d and Abigail P. Johnson. According to the Schedule 13G/A, as of December 31, 2014, FMR has sole power to vote or to direct the vote of 512,255 ordinary shares and each of FMR, Mr. Johnson and Ms. Johnson has sole power to dispose or to direct the disposition of all 9,091,136 ordinary shares. The Schedule 13G/A indicates that FMR is acting as a parent holding company or control person for a number of its relevant entities that beneficially owned the ordinary shares being reported. In addition, Mr. Johnson is a Director and the Chairman of FMR and Ms. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR. Members of the family of Mr. Johnson, including Ms. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, or Investment Company Act, to form a controlling group with respect to FMR. Neither FMR, Mr. Johnson nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, or the Fidelity Funds, advised by Fidelity Management & Research Company, or FMRC, which power resides with the Fidelity Funds’ Boards of Trustees. FMRC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The Schedule 13G/A provides information only as of December 31, 2014, and, consequently, the beneficial ownership of the above-mentioned entities may have changed between December 31, 2014 and May 15, 2015.

(4)	This information is based on a Section 67 Notification provided to us by Putnam Investments, LLC, or Putnam, on February 27, 2015. According to the Section 67 Notification, as of February 25, 2015, the ordinary shares reflected as held by Putnam consist of 7,823,850 ordinary shares held by Putnam Investment Management, LLC, 88,313 ordinary shares held by The Putnam Advisory Company, LLC, 9,633 ordinary shares held by Putnam Fiduciary Trust Company and 4,835 ordinary shares held by Putnam Investments Limited. The Section 67 Notification provides information only as of February 25, 2015 and, consequently, the beneficial ownership of the above-mentioned entities may have changed between February 25, 2015 and May 15, 2015.

(5)	This information is based on a report on Form TR-1 provided to us by BlackRock, Inc., or BlackRock, on April 17, 2015. According to the report, as of April 16, 2015, BlackRock held indirect voting rights over all 3,692,629 ordinary shares reported. The Form TR-1 provides information only as of April 16, 2015 and, consequently, the beneficial ownership of the above-mentioned entity may have changed between April 16, 2015 and May 15, 2015.

(6)

This information is based on a Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group, or Vanguard. According to the Schedule 13G, as of December 31, 2014, Vanguard has sole power to vote or direct the vote of 53,974 ordinary shares, sole power to dispose or direct the disposition of 3,426,193 ordinary shares, and shared dispositive power for 51,074 shares. The Schedule 13G also indicates that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 35,574 ordinary shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 33,900 ordinary shares as a result of its serving as investment manager of Australian investment offerings. The Schedule 13G provides information only as of December 31, 2014 and, consequently, the beneficial ownership of the above-mentioned entities may have changed between December 31, 2014 and May 15, 2015.

(7)	Includes 254,539 ordinary shares Mr. Cozadd has the right to acquire pursuant to options exercisable within 60 days of May 15, 2015.

(8)	Includes 19,645 ordinary shares Mr. Young has the right to acquire pursuant to options exercisable within 60 days of May 15, 2015.

(9)	Includes 117,947 ordinary shares Mr. Cox has the right to acquire pursuant to options exercisable within 60 days of May 15, 2015.

(10)	Includes 61,544 ordinary shares Ms. Hooper has the right to acquire pursuant to options exercisable within 60 days of May 15, 2015.

(11)	Includes 5,832 ordinary shares Mr. Miller has the right to acquire pursuant to options exercisable within 60 days of May 15, 2015.

(12)	This information was reported to us on April 2, 2015 by Ms. Falberg, who served as our Chief Financial Officer until her resignation in March 2014.

(13)	Includes 4,691 ordinary shares issuable to Mr. Berns pursuant to the Directors Deferred Plan as of May 15, 2015 and 12,300 ordinary shares Mr. Berns has the right to acquire pursuant to options exercisable within 60 days of May 15, 2015.

(14)	Includes 9,929 ordinary shares issuable to Mr. Enright pursuant to the Directors Deferred Plan as of May 15, 2015 and 12,300 ordinary shares Mr. Enright has the right to acquire pursuant to options exercisable within 60 days of May 15, 2015. Also includes 303,911 ordinary shares held by Longitude Venture Partners, L.P. and 6,089 ordinary shares held by Longitude Capital Associates, L.P. The funds named in this footnote (14) are sometimes referred to in this footnote as the Longitude Funds. Each of Mr. Enright and Juliet Tammenoms Bakker is a managing member of Longitude Capital Partners, LLC, which is the general partner of each of the Longitude Funds, and may be deemed to have shared voting and dispositive power with respect to the ordinary shares held by or issuable to the Longitude Funds. Each of Mr. Enright and Ms. Bakker disclaims beneficial ownership of all such ordinary shares except to the extent of such person’s proportionate pecuniary interest therein.

(15)	Includes 9,077 ordinary shares Mr. Gray has the right to acquire pursuant to options exercisable within 60 days of May 15, 2015.

(16)	Includes 9,077 ordinary shares Ms. McSharry has the right to acquire pursuant to options exercisable within 60 days of May 15, 2015.

(17)	Includes 12,300 ordinary shares Mr. Mulligan has the right to acquire pursuant to options exercisable within 60 days of May 15, 2015.

(18)	Includes 22,249 ordinary shares issuable to Mr. O’Keefe pursuant to the Directors Deferred Plan as of May 15, 2015 and 7,800 ordinary shares Mr. O’Keefe is expected to receive pursuant to options exercisable within 60 days of May 15, 2015.

(19)	Includes 9,077 ordinary shares Dr. Riedel has the right to acquire pursuant to options exercisable within 60 days of May 15, 2015.

(20)	Includes 15,577 ordinary shares Dr. Sohn has the right to acquire pursuant to options exercisable within 60 days of May 15, 2015.

(21)	Includes 12,300 ordinary shares Mr. Winningham has the right to acquire pursuant to options exercisable within 60 days of May 15, 2015.

(22)	Includes 310,000 ordinary shares held by entities affiliated with certain of our non-employee directors, 587,619 ordinary shares that our executive officers and non-employee directors have the right to acquire pursuant to options exercisable within 60 days of May 15, 2015, and 36,869 ordinary shares issuable to non-employee directors pursuant to the Directors Deferred Plan as of May 15, 2015. See footnotes (7) through (21) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2014, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers as of May 27, 2015:

Name	Age	Position
Bruce C. Cozadd	51	Chairman and Chief Executive Officer
Russell J. Cox	52	Executive Vice President and Chief Operating Officer
Suzanne Sawochka Hooper	49	Executive Vice President and General Counsel
Matthew P. Young	46	Executive Vice President and Chief Financial Officer
Iain McGill	43	Senior Vice President, Jazz Pharmaceuticals Europe and Rest of World
Michael P. Miller	58	Senior Vice President, U.S. Commercial
Karen Smith, M.D., Ph.D.	47	Global Head of Research & Development and Chief Medical Officer
Paul Treacy	54	Senior Vice President, Technical Operations
Karen J. Wilson	52	Senior Vice President, Finance and Principal Accounting Officer

Bruce C. Cozadd. Biographical information regarding Mr. Cozadd is set forth above under “Proposal 1—Election of Directors—Class III Directors Continuing in Office Until the 2017 Annual General Meeting.”

Russell J. Cox was appointed our Executive Vice President and Chief Operating Officer as of May 2014 and served as our Executive Vice President and Chief Commercial Officer from March 2012 until May 2014 and our Senior Vice President, Sales and Marketing from the Azur Merger until March 2012. Prior to the Azur Merger, he served in a variety of senior management roles since joining Jazz Pharmaceuticals, Inc. in 2010. From January 2009 to January 2010, he was Senior Vice President and Chief Commercial Officer of Ipsen Group, a pharmaceutical company, and from 2007 until December 2008, he was Vice President of Marketing at Tercica, Inc. (acquired by Ipsen Group), a biotechnology company. From 2003 to 2007, he was with Scios Inc. (acquired by Johnson & Johnson later in 2003), where he also held the role of Vice President, Marketing. Prior to 2003, Mr. Cox was with Genentech, Inc. for 12 years, where he was a Product Team Leader responsible for the Growth Hormone franchise and led numerous product launches as a Group Product Manager. Mr. Cox received a B.S. in Biomedical Science from Texas A&M University.

Suzanne Sawochka Hooper was appointed our Executive Vice President and General Counsel as of March 2012. From 1999 through early 2012, she was a partner in the law firm Cooley LLP. Ms. Hooper served for several years as a member of Cooley’s Management Committee and as Vice Chair of the firm’s Business Department. While at Cooley, Ms. Hooper practiced corporate and securities law, primarily with companies and investors in the life sciences industry. Ms. Hooper received a J.D. from the University of California, Berkeley, Boalt Hall School of Law and a B.A. in Political Science from the University of California, Santa Barbara. Ms. Hooper is a member of the State Bar of California.

Matthew P. Young was appointed our Executive Vice President and Chief Financial Officer as of February 2015 and previously served as our Senior Vice President and Chief Financial Officer since March 2014 and as our Senior Vice President, Corporate Development since April 2013. Prior to joining us, Mr. Young worked in investment banking for approximately 20 years. From February 2009 to April 2013, Mr. Young served as a managing director in global healthcare of Barclays Capital Inc., an investment banking firm, where his role included acting as the co-head of life sciences at Barclays Capital. From 2007 to 2008, Mr. Young served as a managing director of Citigroup Global Markets Inc., an investment banking firm, and from 2003 to 2007, as a managing director of Lehman Brothers Inc., an investment banking firm. From 1992 to 2003, Mr. Young served in various capacities at other investment banking firms. In 2015, he joined the board of directors of PRA Health Sciences, Inc., a contract research company. Mr. Young received a B.S. in Economics and a M.B.A. from the Wharton School of the University of Pennsylvania.

Iain McGill has served as our Senior Vice President, Jazz Pharmaceuticals Europe and Rest of World as of March 2015 and served as our Head of EUSA International and Senior Vice President, Jazz Pharmaceuticals from March 2014 to March 2015 and our Chief Commercial Officer, EUSA Pharma, from June 2012, when he joined Jazz Pharmaceuticals in connection with the EUSA Acquisition. From October 2011 until he joined Jazz

Pharmaceuticals, Mr. McGill served as Chief Commercial Officer at EUSA Pharma (Europe) Ltd., where he previously served from August 2010 to September 2011 as President Europe, International & Global Marketing and from January 2010 to July 2010 as President of Europe. From 2006 to 2009, Mr. McGill served as Vice President and Global Business Manager at Wyeth, a pharmaceutical company acquired by Pfizer Inc. Mr. McGill began his pharmaceutical career in sales and over 20 years held various positions in sales management, market research, marketing, business development and general management at Syntex Corporation (acquired by Roche Holding Ltd.), Roche Holding Ltd. and Novartis AG. Mr. McGill received a B.Sc in Biochemistry from the University of London.

Michael P. Miller was appointed our Senior Vice President, U.S. Commercial as of April 2014. From April 2010 to January 2014, Mr. Miller was Senior Vice President and Chief Commercial Officer of Vivus, Inc., a biopharmaceutical company. From February 2006 to April 2010, Mr. Miller served as Vice President, Sales and Marketing, leading the HER Family Oncology Franchise, of Genentech, Inc., a biotechnology company and wholly-owned subsidiary of Roche Holding Ltd. From January 2003 to December 2005, Mr. Miller served as the Senior Vice President, Chief Commercial Officer of Connetics Corporation, a specialty pharmaceutical company acquired by Stiefel Laboratories, Inc. Previously, from 1997 to 2001, he served as Vice President of the Urology Business Unit of ALZA Corporation, a pharmaceutical company acquired by Johnson & Johnson. Prior to 1997, Mr. Miller served 13 years in various sales and marketing positions at Syntex Corporation, a pharmaceutical company acquired by Roche Holding Ltd. Mr. Miller received a B.S. in Business Administration and Finance from the University of San Francisco and a M.B.A. in Information and Computer Systems from San Francisco State University.

Karen Smith, M.D., Ph.D., was appointed our Global Head of Research and Development and Chief Medical Officer in April 2015. From January 2011 to March 2015, she was Senior Vice President, Global Medical Affairs and Global Therapeutic Area Head (Dermatology) for Allergan, Inc., a multi-specialty health care company. From October 2007 to December 2010, Dr. Smith served initially as Vice President, External Medical Relations and then Vice President, Global Development at AstraZeneca LP, a global innovation-driven biopharmaceutical company. From 2002 to 2007, Dr. Smith held a variety of management and medical roles with Bristol-Myers Squibb Company, a global biopharmaceutical company, in Australia, Canada, and the United States, most recently as the Head of U.S. Clinical Operations. In 2001, Dr. Smith was the Chief Executive Officer of Boron Molecular, a specialist fine chemicals manufacturing company. Dr. Smith holds a B.A.Sc. and a B.Sc. from the Curtin University of Technology, a M.D. from the University of Warwick, a Ph.D. in oncology molecular genetics from the University of Western Australia, a M.B.A. from the University of New England (Australia) and a L.L.M. in medical law from the University of Salford.

Paul Treacy was appointed our Senior Vice President, Technical Operations in July 2014. From April 2010 to May 2013, he was Head of CMC, Supply Chain and Manufacturing at Janssen Alzheimer Immunotherapy Research & Development, LLC, a biotechnology company and a subsidiary of Johnson & Johnson. From August 2005 to April 2010, he served as General Manager of Janssen Biologics Ireland, a biopharmaceutical company and a subsidiary of Johnson & Johnson. From August 2002 to August 2005, Mr. Treacy was Vice President, Manufacturing Operations at Centocor Inc., a subsidiary of Johnson & Johnson, and from February 1999 to August 2002, he served as Executive Director, Operations, at Centocor BV. Mr. Treacy received a B.S. and a M.S. in Microbiology and a Higher Diploma in Computer Science from University College Cork and a Higher Diploma in Pharmaceutical Manufacturing Technology from Trinity College Dublin.

Karen J. Wilson was appointed our Senior Vice President, Finance and Principal Accounting Officer as of February 2013 and served as our Vice President, Finance and Principal Accounting Officer from the Azur Merger until February 2013. Prior to the Azur Merger, she served as Jazz Pharmaceuticals, Inc.’s Vice President, Finance since February 2011 and was appointed Principal Accounting Officer in March 2011. From 2009 to January 2011, Ms. Wilson served as Vice President of Finance and Principal Accounting Officer at PDL BioPharma, Inc., a biotechnology company. From 2005 to 2009, she served as a principal at the consulting firm Wilson Crisler LLC. Previously, from 2001 to 2004, she was Chief Financial Officer of ViroLogic, Inc., a

biosciences company. Prior to joining ViroLogic, Ms. Wilson served as Chief Financial Officer and Vice President of Operations for Novare Surgical Systems, Inc. from 1999 to 2001. Prior to 1999, Ms. Wilson worked for Deloitte & Touche LLP for ten years, serving clients in both the medical and technology fields. Ms. Wilson is a Certified Public Accountant in the State of California and received a B.S. in Business from the University of California, Berkeley.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for the individuals who served as our principal executive officer, principal financial officer and three other most highly compensated executive officers as of December 31, 2014: Bruce C. Cozadd, Chairman and Chief Executive Officer, Matthew P. Young, Executive Vice President and Chief Financial Officer, Russell J. Cox, Executive Vice President and Chief Operating Officer, Suzanne Sawochka Hooper, Executive Vice President and General Counsel, and Michael P. Miller, Senior Vice President, U.S. Commercial, and for Kathryn E. Falberg, our former Chief Financial Officer, who resigned from her position in March 2014. These six individuals are our named executive officers for 2014.

Executive Summary

The compensation committee of our board of directors believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies and in line with our business strategy and priorities. The compensation committee also believes that our executive compensation program is responsible, in that it encourages executive officers to work for meaningful shareholder returns consistent with our pay-for-performance philosophy, without encouraging our executive officers to assume excessive risks.

2014 was an outstanding year for Jazz Pharmaceuticals. The highlights of our performance during the year included:

•	The price of our ordinary shares increased approximately 29%. As of December 31, 2014, our one-year and three-year annualized total shareholder returns were approximately 29% and 62%, respectively, and significantly outperformed the Global Industry Classification Standard for the Pharmaceuticals, Biotechnology and Life Sciences Industry Group median one-year and three-year total shareholder returns of approximately 16% and 32% for the same periods (as published by Institutional Shareholder Services).

•	We continued to achieve strong revenue growth, primarily from sales of Xyrem® (sodium oxybate) oral solution and Erwinaze® (asparaginase Erwinia chrysanthemi), called Erwinase® in markets outside of the United States.

•	Total revenues were $1,172.9 million in 2014, representing an increase of 34% over total revenues of $872.4 million in 2013.

•	Net sales of Xyrem were $778.6 million in 2014, representing an increase of 37% over net sales of $569.1 million in 2013.

•	Worldwide net sales of Erwinaze/Erwinase were $199.7 million in 2014, representing an increase of 15% over net sales of $174.3 million in 2013.

•	Adjusted net income attributable to Jazz Pharmaceuticals plc for 2014 was $527.6 million, representing an increase of 36% over adjusted net income attributable to Jazz Pharmaceuticals plc of $388.3 million in 2013. (1)

(1)	Adjusted net income attributable to Jazz Pharmaceuticals plc, as used in this proxy statement, is a non-GAAP financial measure that excludes certain items from GAAP income from continuing operations attributable to Jazz Pharmaceuticals plc. For more information on our presentation and calculation of adjusted net income attributable to Jazz Pharmaceuticals plc, and a reconciliation of adjusted net income attributable to Jazz Pharmaceuticals plc to GAAP income from continuing operations attributable to Jazz Pharmaceuticals plc, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in the 2014 10-K.

•	GAAP net income attributable to Jazz Pharmaceuticals plc was $58.4 million in 2014, compared to $216.3 million in 2013. (2)

•	In January 2014, as a result of the Gentium Acquisition, we acquired the product Defitelio® (defibrotide). Defitelio was granted marketing authorization under exceptional circumstances by the European Commission in October 2013 for the treatment of severe hepatic veno-occlusive disease, or VOD, in adults and children undergoing hematopoietic stem cell transplantation therapy. During 2014, Defitelio was launched in a number of European countries, and we expect to continue to launch the product in additional European countries on a rolling basis in 2015.

•	We made significant investment in building our product development pipeline.

•	In January 2014, we entered into an asset purchase agreement with Aerial BioPharma LLC to acquire worldwide development, manufacturing and commercial rights to JZP-110, other than in certain jurisdictions in Asia where SK Biopharmaceuticals Co., Ltd. retains rights. JZP-110 is a late-stage investigational compound being developed for potential treatment of excessive daytime sleepiness, or EDS, in patients with narcolepsy and EDS in patients with obstructive sleep apnea.

•	In August 2014, we acquired from Sigma-Tau Pharmaceuticals, Inc. the rights to defibrotide for the treatment and prevention of veno-occlusive disease in North America, Central America and South America.

•	We refocused and reorganized to enhance our ability to execute on our strategy for growth.

•	We continued to focus our investments in the key therapeutic areas of sleep and hematology/oncology and scaled back our resources that supported the psychiatric and pain areas.

•	We reorganized our operations in Europe to focus on our hematology/oncology business and, during the fourth quarter of 2014, signed a definitive agreement to sell certain products acquired as part of the EUSA Acquisition and the related business (which products and related business we refer to as the general medicines business) that are outside the scope of our hematology/oncology focus.

•	In 2014, we substantially increased our research and development activities, which include clinical development of new product candidates, line extensions for existing products and the generation of additional clinical data for existing products, all in our sleep and hematology/oncology therapeutic areas.

•	We initiated start-up activities for planned Phase 3 trials of JZP-110.

•	In the fourth quarter, we initiated a Phase 3 clinical trial to assess the safety and efficacy of Xyrem in children and adolescents aged seven to 17 who have narcolepsy with cataplexy.

•	In December 2014, we initiated a rolling new drug application submission with the U.S. Food and Drug Administration, or FDA, for defibrotide.

•	Also in December 2014, we obtained FDA approval for the administration of Erwinaze via intravenous infusion in conjunction with chemotherapy.

•	In the second quarter, we initiated a pharmacokinetic study in Phase 2 for Erwinaze for the treatment of acute lymphoblastic leukemia in the young adult population.

(2)	GAAP net income attributable to Jazz Pharmaceuticals plc for 2014 included payment by us of a total of $202.6 million in upfront and milestone payments, primarily for the acquisition of rights to JZP-110 and to defibrotide in the Americas, as described more fully below. Each of GAAP net income attributable to Jazz Pharmaceuticals plc and GAAP income from continuing operations attributable to Jazz Pharmaceuticals plc was $58.4 million in 2014.

We believe our executive compensation program design provides a balanced approach between rewarding our executive officers for current and long-term performance. Our executive compensation policies in 2014 included the following:

•	The majority of our compensation is linked to performance: for our Chief Executive Officer, 93% of 2014 compensation was performance-based and 7% of 2014 compensation was fixed, and, for our other named executive officers (other than Ms. Falberg), 89% of 2014 compensation was performance-based and 11% of 2014 compensation was fixed. Due to her resignation in March 2014, Ms. Falberg received no performance-based compensation in 2014.

•	We align our executive officers’ interests with our shareholders’ interests by rewarding our executive officers for both current performance and longer-term performance, with performance measured both by financial performance and milestones for the advancement of our long-term development programs and strategic initiatives.

•	We maintain an executive change in control and severance benefit plan, or the change in control plan, that complies with corporate governance best practices:

•	the change in control plan is limited to “double-trigger” payments (requiring either termination other than for cause or resignation for good reason in connection with a change in control to trigger payments); and

•	the change in control plan does not provide for any tax gross ups.

•	Our Chief Executive Officer’s performance bonus is based 100% on our company’s overall performance and achievement of our annual corporate objectives, which aligns our Chief Executive Officer’s interests with our shareholders’ interests.

•	We do not provide any executive fringe benefits to our named executive officers, such as car allowances, personal security, financial planning advice or club memberships.

•	We have minimum share ownership guidelines for our board of directors, Chief Executive Officer and certain other employees who serve on our executive committee, including the named executive officers, so that they have an even greater financial stake in our company, thereby further aligning the interests of our named executive officers and non-employee directors with those of our shareholders.

Our board of directors and/or compensation committee have also implemented a number of other corporate governance practices that were determined to be in the best interest of our shareholders:

•	In May 2014, our independent directors appointed a Lead Independent Director to help to ensure the effective independent functioning of the board of directors in its oversight responsibilities;

•	Our 2014 advisory say-on-pay vote was approved by over 98% of the total votes cast on the advisory proposal. Based on this positive feedback, the board of directors and the compensation committee decided to maintain our current approach to executive compensation for our Chief Executive Officer and other named executive officers;

•	Our compensation committee is composed solely of independent directors;

•	Our compensation committee has engaged an independent compensation consultant that reports directly to the compensation committee and the compensation committee has the sole authority to direct the work of the consultant;

•	The compensation committee regularly meets in executive session without management present;

•	The company’s insider trading policy prohibits executive officers from engaging in speculative trading activities, including hedging or pledging their company securities as collateral; and

•	The compensation committee conducts an annual assessment of executive compensation, which includes reviewing market and peer company data prepared by the compensation committee’s independent compensation consultant to ensure that we provide competitive compensation packages to attract, retain, reward and incentivize our executive management team to achieve success for us and our shareholders over the longer term.

Overview

Our executive compensation program is designed to help attract talented individuals with relevant experience in the life sciences industry to manage and operate all aspects of our business, to reward those individuals fairly over time, and to retain those individuals who continue to meet our high expectations. The goals of our executive compensation program are to align executive officers’ compensation with our business objectives and the interests of our shareholders and to incentivize and reward executive officers for our success. Specifically, we have an executive compensation program that focuses on total compensation, combining short- and long-term components, cash and equity, and fixed and contingent payments, in the proportions that we believe are the most appropriate to incentivize and reward our executive officers for achieving our corporate goals while minimizing incentives for excessive risk taking. We place significant emphasis on pay-for-performance-based incentive compensation programs, so that targeted compensation can be achieved only if performance goals are met and, in the case of our stock option awards, only if our share price appreciates over time. We consider our annual performance bonus awards and equity incentive awards to be “at risk,” or performance-based compensation. Our annual bonus awards are not earned unless pre-determined levels of performance are achieved against annual corporate objectives that are derived from the annual corporate goals approved by our board of directors in advance. Likewise, our stock option awards will not provide realizable value and our RSU awards will not provide increased value unless there is an increase in the value of our shares. We believe that we must provide competitive compensation packages to attract and retain executive officers and to incentivize our executive management team to achieve success for us and our shareholders over the longer term.

As discussed in further detail below, our executive compensation program consists of the following three principal components:

•	Base Salary. Our compensation committee reviews and determines base salary rates for our executive officers each year, which are then generally effective by March 1. Base salary rates are determined, in consultation with the compensation committee’s independent compensation consultant, based on each executive officer’s responsibilities, individual performance and a review of competitive salary and total cash compensation data.

•	Performance Bonus Awards. We have an annual performance-based incentive bonus plan, or the performance bonus plan, for our employees, including our executive officers, under which bonuses may be paid after the end of each year at the discretion of the compensation committee (and our board of directors in the case of the Chief Executive Officer), based on our performance in meeting designated corporate objectives for the prior year and each individual’s performance and contribution in meeting such corporate objectives.

•	Equity Grants. Our executive officers are eligible to receive equity grants which serve as long-term incentives to ensure that a portion of their total compensation is linked to our long-term success, thereby aligning their incentive compensation with the interests of our shareholders.

The compensation committee does not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants. Instead, the compensation committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate goals. However, because we believe it is important to our success to pursue long-term corporate goals, to avoid excessive risk taking, and to preserve our cash resources, a significant portion of the named executive officers’ total direct compensation is comprised of performance-based bonus opportunities and long-term equity awards, which aligns the executive officers’ incentives with the interests of our shareholders. In making executive compensation decisions, the compensation committee generally considers each executive officer’s total direct compensation, which consists of base salary, target bonus opportunity, which together with base salary we refer to as target cash compensation, and long-term equity awards (valued based on an approximation of grant date fair value). This allocation between performance-based and fixed compensation is consistent with our pay-for-performance philosophy, the compensation market data provided by our compensation committee’s independent compensation consultant for each executive officer’s position, and our continued success in achieving corporate goals and increasing total shareholder return.

Role of the Compensation Committee and Executive Officers in Setting Executive Compensation

The compensation committee reviews and oversees our compensation policies, plans and programs and reviews and determines the compensation to be paid to the executive officers, including the named executive officers other than our Chief Executive Officer. Our board of directors approves the compensation of our Chief Executive Officer, upon recommendation from the compensation committee. In making its executive compensation determinations, the compensation committee considers recommendations from the Chief Executive Officer. In making his recommendations, the Chief Executive Officer receives input from our human resources department and has access to various third party compensation surveys and compensation data provided by the independent compensation consultant to the compensation committee, as described below. While the Chief Executive Officer discusses his recommendations for the other executive officers with the compensation committee, he does not participate in the deliberations and recommendations to our board of directors concerning, or the determination of, his own compensation. Members of our human resources and legal departments also attend compensation committee meetings. The compensation committee discusses and makes determinations with respect to executive compensation matters without any named executive officers or other executive officers, other than the Chief Executive Officer as described above, present. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in the compensation committee meetings. The compensation committee does not delegate any of its functions to others in determining executive compensation.

Independent Compensation Consultant

The compensation committee engages an independent compensation consultant each year to provide a competitive compensation assessment with respect to the executive officers to assist the compensation committee in making annual compensation decisions. Since 2010, Radford, an Aon Hewitt Company, or Radford, which is a subsidiary of Aon plc, or Aon, has been engaged by the compensation committee each year to provide peer company and industry compensation data and provide the compensation committee with advice regarding executive officers’ compensation, including base salaries, performance-based bonuses and long-term equity compensation, and similar advice regarding directors’ compensation. The compensation committee has also consulted with Radford to update the peer company and industry compensation data on an annual basis and as needed with respect to specific questions that arise, new compensation programs being considered and best practices for compensation committees. Specific examples of services provided by Radford include comparing our executive officers’ compensation with the compensation of individuals holding similar positions in our peer group in preparation for making annual cash compensation decisions and for the preparation of equity award guidelines for executive officers and key personnel. Radford reports directly to the compensation committee, which maintains the authority to direct their work and engagement, and advises the compensation committee and our human resources department on ad hoc projects from time to time. Radford interacts with management to gain access to company information that is required to perform services and to understand the culture and policies of the organization. The compensation committee and Radford meet in executive session with no members of management present as needed to address various compensation matters, including deliberations regarding the Chief Executive Officer’s compensation. In 2014, the cost of Radford’s executive compensation and director compensation consulting services provided to the compensation committee was $137,500.

In addition, in 2014 management also engaged Radford to provide survey data relating to non-executive employee compensation and other affiliates of Aon to provide director and officer liability insurance-related services, pension-related services, other insurance brokerage services and risk services. The aggregate cost of such other consulting services provided in 2014 by Radford and other affiliates of Aon (not related to Radford’s executive compensation and director compensation consulting services provided to the compensation committee) was approximately $272,345, of which approximately $261,555 related to insurance and risk consulting services and approximately $10,790 related to non-executive compensation survey data. Although the compensation committee was aware of the nature of the services performed by affiliates of Aon and the non-executive employee compensation survey data provided by Radford, the compensation committee did not review and approve such services and surveys, as those were reviewed and approved by management in the ordinary course of business.

In assessing Radford’s independence from management in providing executive compensation services to the compensation committee, the compensation committee considered that Radford is only engaged by, takes direction from, and reports to, the compensation committee for such services and, accordingly, only the compensation committee has the right to terminate or replace Radford as its compensation consultant at any time. The compensation committee also analyzed whether the work of Radford as a compensation consultant with respect to executive and director compensation raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Radford and its affiliates, as described above; (ii) the amount of fees we paid to Radford and its affiliates as a percentage of Radford’s total revenue; (iii) Radford’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford or the individual compensation advisors employed by it with an executive officer of our company; (v) any business or personal relationship of the individual compensation advisors with any member of the compensation committee; and (vi) any ordinary shares of our company owned by Radford or the individual compensation advisors employed by it. The compensation committee has determined, based on its analysis of the above factors, that the work of Radford and the individual compensation advisors employed by it as compensation consultants to our company has not created any conflict of interest.

Compensation Committee

The compensation committee is (and was at all times during 2014) composed entirely of independent directors, as defined by Rule 5605(a)(2) of the NASDAQ listing standards. Our compensation committee meets as often as it determines necessary to carry out its duties and responsibilities through regularly scheduled meetings and, if necessary, special meetings. Our compensation committee also has the authority to take certain actions by written consent of all members. The agenda for each compensation committee meeting is usually developed by members of our human resources department and Chief Executive Officer, with input from members of our legal department, and is reviewed with the chair of the compensation committee.

In 2014, the compensation committee met five times and did not act by unanimous written consent. As of the date of this proxy statement, in 2015 the compensation committee met four times and has not acted by unanimous written consent.

Competitive Assessment of Cash and Long-Term Compensation

We aim to attract and retain the most highly qualified executive officers in an extremely competitive market. Accordingly, the compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the compensation committee reviews market data for each executive officer’s position, compiled by Radford as described below, including information relating to the mix and levels of compensation for executive officers in the life sciences industry.

In 2013, when developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2014, Radford reexamined our compensation philosophy and peer group and recommended updates to the list of peer companies to reflect our growth, increase in our revenues and market capitalization, the expansion of our geographic reach and product portfolio, and the consolidation in our industry. Radford selected companies that were in the life sciences industry with commercial products on the market, had revenue of approximately one half (0.5x) to two times (2x) our then-projected revenue (resulting in a range of generally $300 million to $1.5 billion in revenue), had market values of approximately one third (0.3x) to three times (3x) our market capitalization at the time (resulting in a range of between $1.2 billion to $12 billion in market capitalization), and were located primarily in the United States or headquartered in Europe. Based on these criteria, for 2014, Radford recommended that Questcor Pharmaceuticals, Inc. be added to and that no companies be removed from our peer group company list at that time.

Based on these parameters, in late 2013 our compensation committee approved the following companies as our peer group for 2014: Acorda Therapeutics, Inc., Alexion Pharmaceuticals, Inc., Alkermes, Inc., Auxilium Pharmaceuticals, Inc., BioMarin Pharmaceutical Inc., Cubist Pharmaceuticals, Inc., Elan Corporation, plc, Endo Health Solutions Inc. (formerly Endo Pharmaceuticals Holdings Inc.), Impax Laboratories, Inc., Incyte Corporation, Medivation, Inc., Myriad Genetics, Inc., Onyx Pharmaceuticals, Inc., Questcor Pharmaceuticals, Inc., Regeneron Pharmaceuticals, Inc., Salix Pharmaceuticals, Ltd., Seattle Genetics Inc., The Medicines Company, United Therapeutics Corporation, and ViroPharma Incorporated. In determining executive compensation for 2014, the compensation committee reviewed data from this group of peer companies. At the time of approval of our 2014 peer group, our company was in the 62nd percentile of the peer group for market capitalization, 78th percentile of the peer group for one-year revenue growth and 66th percentile of the peer group for revenue.

In early 2014, Radford completed an assessment of executive compensation based on our peer group to inform the compensation committee’s determinations of executive compensation for 2014. This assessment included updated market data regarding executive compensation at comparable public companies in the life sciences industry that reflected our increased revenue and market value. This market data was compiled from multiple sources, including: (i) data from public biotechnology and pharmaceutical companies in the Radford Global Life Sciences Survey that had revenues between $300 million and $1.5 billion, or the general survey data, which includes survey data with respect to our selected 2014 peer group companies; (ii) data from the Radford Global Life Sciences Survey with respect to the 2014 selected peer group companies listed above, or the peer survey data; and (iii) the 2014 selected peer group companies’ publicly disclosed information, or public peer data. The components of the market data were based on the availability of sufficient comparative data for an executive officer’s position. Generally, peer survey data and public peer data is used in establishing market data reference points, and the general survey data is used when there is a lack of peer survey data and public peer data for an executive officer’s position. The peer survey data, the general survey data, and the public peer data, collectively referred to in this proxy statement as market data, were reviewed by the compensation committee, with the assistance of Radford, and used as one reference point, in addition to other factors, in setting our executive officers’ compensation.

The compensation committee generally reviews total direct compensation, comprising both target cash compensation and equity compensation, against the market data described above primarily to ensure that our executive compensation program as a whole is positioned competitively to attract and retain the highest caliber executive officers and that the total direct compensation opportunity for the executive officer group is aligned with our corporate objectives and strategic needs. The compensation committee does not target compensation to a particular level of the market data; rather, the compensation committee reviews a range of market data reference points (generally at the 25th, 50th, 60th and 75th percentiles of the market data) with respect to total direct compensation, total target cash compensation (including both base salary and the annual target performance bonus) and equity compensation (valued based on an approximation of grant date fair value). In making compensation determinations, the compensation committee considers a variety of factors, which may include market data and a particular executive officer’s experience, overall qualifications and criticality of skills to the future performance of our company.

Our Chief Executive Officer assesses the performance of each named executive officer (other than himself) and presents his recommendations to the compensation committee. These recommendations reflect his consideration of the market data, the performance of each named executive officer, internal pay equity among individuals (including qualifications and contributions to meeting our corporate objectives), criticality and scope of job function and our Chief Executive Officer’s extensive industry experience. The compensation committee reviews and considers the market data, our Chief Executive Officer’s recommendations on specific pay levels for each named executive officer and Radford’s recommendations on compensation policy determinations for the executive officer group, and also reviews internal pay equity among individuals and positions, criticality and scope of job function, retention risk, company performance and individual performance (including qualifications and contributions to meeting our corporate objectives), total targeted and historical compensation for each individual named executive officer and any other factors the compensation committee determines important. The compensation committee uses all of these factors to set the compensation of our named executive officers at levels that the compensation committee considers to be competitive and appropriate for each named executive officer, using the compensation committee’s professional experience and judgment.

In late 2014, when developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2015, Radford selected companies that were in the life sciences industry with commercial products on the market, had revenue of approximately one half (0.5x) to two and half times (2.5x) our then-projected revenue (resulting in a range of generally $450 million to $2.5 billion in revenue), had market values of approximately one third (0.3x) to three times (3x) our market capitalization at the time (resulting in a range of between $2.5 billion to $25 billion in market capitalization), and were located primarily in the United States or headquartered in Europe. Based on these criteria, for 2015, Radford recommended and our compensation committee approved the removal of Acorda Therapeutics, Inc., Auxilium Pharmaceuticals, Inc., Impax Laboratories, Inc. and The Medicines Company (which no longer met the criteria), Myriad Genetics, Inc. (which has a different talent pool than our company for its diagnostics business), and Elan Corporation, plc, Onyx Pharmaceuticals, Inc., Questcor Pharmaceuticals, Inc. and ViroPharma Incorporated (which were acquired since the 2014 peer group company list was approved ), and the addition of Actelion Ltd., Mallinckrodt plc, Pharmacyclics, Inc. and Vertex Pharmaceuticals Incorporated to our 2015 peer group company list.

Advisory Vote on Executive Compensation

At our 2014 annual general meeting of shareholders, the shareholders approved, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for that meeting pursuant to the compensation disclosure rules of the SEC. The compensation committee reviewed the final vote results for the proposal, and, given the significant level of shareholder support (over 98% of total votes cast with respect to the advisory proposal), concluded that our compensation program continues to provide a competitive pay-for-performance package that effectively incentivizes the named executive officers and encourages long-term retention. Accordingly, the compensation committee and, with respect to our Chief Executive Officer’s compensation, our board of directors, determined not to make any significant changes to our executive compensation policies or decisions as a result of the vote. Our compensation committee and, with respect to our Chief Executive Officer’s compensation, our board of directors, expects to continue to consider the outcome of our say-on-pay votes and our shareholders’ views when making future compensation decisions for the named executive officers.

Executive Compensation Program

Our executive total compensation program currently consists of three principal components: base salary, annual performance bonuses (if approved by the compensation committee or board of directors, as applicable) and long-term incentive compensation, currently in the form of stock options and RSU awards which are subject to time-based vesting. We also offer our executive officers severance benefits upon certain types of involuntary terminations in connection with a change in control under our change in control plan. Finally, the named executive officers have the opportunity to participate in the company’s 2007 Employee Stock Purchase Plan, as amended and restated, or the ESPP, as described below, and other benefits generally available to all employees in their respective countries of employment, which include, for all U.S.-based employees, the opportunity to participate in the Jazz Pharmaceuticals, Inc. 401(k) Plan, or the 401(k) Plan. Each component of compensation is evaluated based on the factors discussed below.

Base Salary

None of the named executive officers has a guaranteed base salary; their base salaries are set each year by the compensation committee (other than in the case of our Chief Executive Officer, whose base salary is set by the board of directors upon recommendation of the compensation committee). Base salary is intended to provide a fixed level of compensation that is competitive within our industry and geographic areas. The compensation committee reviews and determines the appropriate level of base salary for the named executive officers, generally effective by March 1 of each year.

As described above under the heading “Compensation Discussion and Analysis—Competitive Assessment of Cash and Long-Term Compensation,” the compensation committee considers several factors in setting base salary. One such factor is that competition for executive talent is intense in our industry and in our geographic areas. Our executive officers have many years of valuable experience in our industry, and their continued leadership is deemed critical to our short-term and long-term success. Because the compensation committee aims to ensure that our executive officers’ base salaries are competitive, the base salaries of individual executive officers may vary based on a particular individual’s experience, overall qualifications and criticality of skills to the future performance of our company, in addition to market data for each named executive officer’s position.

Performance Bonus Plan

In accordance with the performance bonus plan, we maintain an annual bonus award program to reward the named executive officers (and other employees) for attaining our company’s corporate objectives and for their individual contributions toward such achievements. Corporate objectives under the performance bonus plan are derived from our annual corporate goals and generally relate to our commercial efforts, financial measures (such as sales and adjusted net income targets), strategic transactions, progress of our clinical development programs, regulatory matters, regulatory and sales and marketing compliance and effective employee engagement, alignment and professional development.

In keeping with our pay-for-performance philosophy, the compensation committee takes a formulaic approach to determining our bonus pool under the performance bonus plan. The compensation committee assigns a specific weighting to each quantitative corporate objective and assigns a separate weighting to the qualitative corporate objectives taken as a whole. An algorithm is defined for calculating the achievement of the quantitative corporate objectives. The achievement of the quantitative and qualitative corporate objectives is reviewed throughout the year. Shortly following the end of each year, the bonus pool is set by the compensation committee, based on the algorithm and the compensation committee’s determination of the company’s success in achieving the quantitative and qualitative corporate objectives.

Shortly following the end of each year, the compensation committee determines the portion of the bonus pool, if any, that will be allocated to the named executive officers, including the named executive officers, as a group and the bonuses for each individual executive officer. Actual performance bonus awards to executive officers are determined based on the compensation committee’s (and in the case of the Chief Executive Officer, our board of directors’) subjective assessment of each executive officer’s contribution to the achievement of our corporate objectives. The Chief Executive Officer provides input and recommendations to the compensation committee with respect to bonuses for the executive officers other than himself.

The performance bonus plan, approved by the compensation committee at the end of each year for the following year, sets specific executive bonus opportunities, expressed as a percentage of base salary paid in the following year. The target bonuses are determined by our compensation committee based on several factors, including market data, as described above under the heading “Compensation Discussion and Analysis—Competitive Assessment of Cash and Long-Term Compensation.” Target bonuses are reviewed on an annual basis, considering both the target percentage of base salary and also the resulting total target cash compensation amount an executive may receive when combined with base salary. The compensation committee determines the appropriate annual target performance bonus as a percentage of base salary, based on each executive officer’s job level, in order to promote internal equity for positions of similar scope and impact and, given the cross-functional nature of our business, to reinforce teamwork across the executive group. Annual target performance bonuses generally represent a larger percentage of compensation for those executive officers who have a greater opportunity to impact corporate performance.

Shortly following the end of each year, the compensation committee determines the funding of the total bonus pool under the performance bonus plan, as described above. The actual performance bonus awarded to each executive officer in a year, if any, may be more or less than the applicable target, depending primarily on the compensation committee’s determination of our company’s achievement of corporate objectives (and therefore the total bonus pool) and the executive’s individual contributions with respect to such objectives. Whether or not a performance bonus is paid for any year is within the discretion of the compensation committee (or the board of directors in the case of our Chief Executive Officer) based on such achievement.

We have not historically paid any guaranteed bonuses to the named executive officers. From time to time when the compensation committee determines appropriate, we pay special bonuses in connection with the commencement of employment of executive officers, contingent upon their continued service, as described below under the heading “Description of Compensation Arrangements—Executive Employment Agreements.”

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy as soon as, and to the extent that, the requirements of such clawbacks are more clearly defined by the SEC.

Long-Term Equity Awards

The compensation committee believes that long-term performance is achieved through an ownership culture that rewards executive officers through the use of equity incentives. We grant stock options and RSUs to our executive officers in part because the compensation committee believes that long-term equity awards composed of a mix of both types of awards may better align our executive officers’ interests with those of our shareholders by minimizing the incentive for inappropriate short-term risk taking at the expense of realizing long-term value. Stock options provide a return to our executive officers only if the market price of our ordinary shares appreciates over the stock option term. For this reason, the compensation committee views stock options as a key aspect of our pay-for-performance culture and as fostering alignment between our executive officers and our shareholders. RSU awards generally cover fewer shares than the stock options that we would otherwise grant to deliver a similar value to an executive officer. As a result, RSU awards enable the company to minimize dilution to shareholders while reinforcing the importance of shareholder value creation. Both stock options and RSUs vest over time, thereby providing retention incentives for the company.

Equity award grants may be made at varying times and in varying amounts in the discretion of the compensation committee, but are generally approved for executive officers, including the named executive officers, once a year unless an executive officer is promoted, in which case a grant will normally be made at that time, or, in rare circumstances, for recognition of outstanding performance. Our equity incentive grant policy, which was initially approved by our board of directors after the Azur Merger and amended and restated in July 2013, provides that all equity grants that are approved for executive officers will be granted on the second trading day following the filing date of our next quarterly or annual report filed under the Exchange Act that occurs after the date on which such grants are approved by our board of directors or compensation committee, as applicable. Accordingly, our equity incentive grant policy requires that grants to our executive officers, if any, be made shortly after we have released information about our financial performance to the public for the applicable annual or quarterly period, so that the market will have an opportunity to absorb the financial and other information included in our annual and periodic reports before such grants are awarded. As a result, the timing of equity awards is not coordinated in a manner that intentionally benefits our executive officers; rather, the policy is designed with the objective that the market price of our ordinary shares at the time of grant can generally be expected to reflect our then-current results and prospects.

For all employees, the exercise price of stock options is equal to the fair market value (the closing price as reported on the NASDAQ Global Select Market) of our shares on the date of grant. Stock option grants generally vest 25% upon the one year anniversary of the vesting commencement date, which is generally the employment commencement date for new hire grants and the grant date for annual grants, and vest as to the remainder of the shares in 36 equal monthly installments thereafter, subject to the option holder’s continued service with us. RSUs typically vest annually over four years from the grant date, also subject to the holder’s continued service with us. Stock options and RSUs are subject to potential vesting acceleration as described below under the heading “Potential Payments upon Termination or Change in Control.”

The compensation committee considers several factors in setting long-term equity awards, including market data, as described above under the heading “Compensation Discussion and Analysis—Competitive Assessment of Cash and Long-Term Compensation.” In determining the size of equity awards, the compensation committee considers the value of the award as well as other factors, including the retention value of each executive officer’s total equity, giving effect to such award and each executive officer’s total direct compensation relative to internal pay equities among our executive officer group. Standard vesting schedules are established to ensure a meaningful incentive to remain employed with our company and to work toward its success over time. Accordingly, an equity award will generally provide a return to the employee only if he or she remains in our company’s service, and then, in the case of stock options, only if the market price of our stock appreciates over the equity award term.

We currently grant equity awards to the named executive officers, including stock options and RSUs, under the 2011 Plan. The 2011 Plan was adopted by Jazz Pharmaceuticals, Inc.’s board of directors and approved by Jazz Pharmaceuticals, Inc.’s stockholders in connection with their approval of the Azur Merger in December 2011 and was assumed by us upon the completion of the Azur Merger. The 2011 Plan replaced the 2007 Plan and affords the compensation committee the flexibility to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of employees of our company and its subsidiaries, and to provide long-term incentives that align the interests of employees with the interests of our shareholders. Before the 2011 Plan was adopted, we granted stock options under our 2007 Plan, which was adopted by Jazz Pharmaceuticals, Inc.’s board of directors and approved by Jazz Pharmaceuticals, Inc.’s stockholders in connection with Jazz Pharmaceuticals, Inc.’s initial public offering.

Additional long-term equity incentives are provided through the ESPP, which we assumed upon the completion of the Azur Merger. Pursuant to the ESPP, all eligible employees, including the named executive officers, may allocate up to 15% of their base salary to purchase our stock at a 15% discount to the market price, subject to specified limits.

Since February 2013, we maintain share ownership guidelines for the named executive officers, certain other executive officers and non-employee directors in order to better align their interests with those of our shareholders. The practice of implementing share ownership guidelines for executive officers is aligned with our ownership culture and is becoming more common in our industry. A description of this policy is included below under the heading “Ownership Guidelines for Directors and Executive Officers.”

Severance Benefits upon Change in Control

All of the named executive officers employed as of the end of 2014 are eligible to participate in the change in control plan. A description of this plan is included below under the heading “Potential Payments upon Termination or Change in Control.”

The change in control plan provides certain severance benefits to our executive officers, including the named executive officers, in connection with specified involuntary termination events, including termination without cause and constructive termination, following a change in control. The compensation committee believes these severance benefits are important from a retention perspective to provide some level of protection to our executive officers who might be terminated following a change in control and the amounts are reasonable and maintain the competitiveness of our executive compensation and retention program. Severance compensation is structured as a “double-trigger” benefit, meaning that an executive officer receives benefits only if the executive officer has an involuntary termination within a specified period of time following a change in control transaction. No benefit is provided solely as a result of a change in control. The compensation committee believes this structure serves to mitigate the distraction and loss of key executive officers that may occur in connection with rumored or actual fundamental corporate changes. Such payments protect the interests of our shareholders by enhancing executive focus during rumored or actual change in control activity, retaining executives despite the uncertainty that generally exists while a transaction is under consideration and encouraging the executives responsible for negotiating potential transactions to do so with independence and objectivity. Furthermore, this protection assists us in attracting and retaining highly valued executives. The compensation committee also believes that termination without cause and constructive termination are the appropriate involuntary termination events that should trigger benefits in a change in control transaction, because such terminations are generally considered to be beyond the control of a terminated employee and are terminations that, under different circumstances, would not have occurred. We do not provide any tax gross up payments on severance or change in control benefits.

Other Benefits

Executive officers based in the United States are eligible to participate in all of our benefit plans, such as the 401(k) Plan (see the section below “Description of Compensation Arrangements—401(k) Plan”), medical, dental, vision, short-term disability, long-term disability, group life insurance and the ESPP, in each case generally on the same basis as other employees. We also have a section 125 flexible benefits healthcare plan and a flexible benefits childcare plan under which employees can set aside pre-tax funds to pay for qualified healthcare expenses and qualified childcare expenses not reimbursed by insurance. We do not currently offer pension or other retirement benefits in the United States, but do offer pension or other retirement benefits in certain other countries.

Ownership Guidelines for Directors and Executive Officers

Since February 2013, we maintain share ownership guidelines for our non-employee directors, Chief Executive Officer and certain other employees who serve on our executive committee, including the currently-employed named executive officers. Under the guidelines, these individuals are expected to own a number of the company’s ordinary shares with a value equal to: three times (3x) base salary, for the company’s Chief Executive Officer; one times (1x) base salary, for each other member of the company’s executive committee; and three times (3x) the director’s annual cash retainer, for each non-employee director of the company.

The guidelines provide that the individuals subject to the guidelines are expected to establish the minimum ownership levels within five years of the company’s adoption of the guidelines (or within five years of the date an officer or director first becomes subject to them).

The value of the company’s ordinary shares for purposes of determining the number of shares subject to these guidelines in a given year is determined as the product of (i) the number of ordinary shares credited as held by the individual and (ii) the greater of (a) the closing price of the company’s ordinary shares on the applicable date, or (b) the purchase or exercise price paid for such shares. Shares that count toward satisfaction of these guidelines include: shares owned outright by the individual (including RSUs that have vested but not yet settled, net of taxes); shares retained after an option exercise or issuance under another type of equity award granted under the company’s equity incentive plans; shares retained after purchase under the ESPP; shares held in trust for the benefit of the individual; and, solely with respect to non-employee directors, shares held in a deferral account and issuable to such director pursuant to the Directors Deferred Plan.

The compensation committee has discretion to develop an alternative individual guideline or an alternative method of complying with the applicable individual guideline for an individual covered by the guidelines if compliance would place a significant hardship on such individual.

2014 Compensation Decisions for the Named Executive Officers

We believe that 2014 was an outstanding year for the company due in part to our continued strong revenue and adjusted net income growth, the completion of the Gentium Acquisition and the launch of Defitelio, the acquisition of JZP-110, the acquisition of rights to defibrotide in the Americas and the significant progress and investment we made in expanding our product development pipeline, as described above under the heading “Compensation Discussion and Analysis—Executive Summary.”

Base Salary

Upon recommendation from the compensation committee, the board of directors increased the 2014 base salary rate for Mr. Cozadd by 8.4% from 2013. The board of directors determined this increase was warranted because Mr. Cozadd’s 2013 base salary rate was between the 25th and 50th percentiles of the market data for his position and was not reflective of his significant individual contributions. After the increase, Mr. Cozadd’s 2014 base salary was at the 60th percentile of the market data for his position, which the board of directors considered appropriate given Mr. Cozadd’s outstanding achievement and integral role in our company’s exceptional performance in 2013 and to reflect internal pay equities between the Chief Executive Officer and the other executive officers.

Mr. Young was promoted in early 2014 from Senior Vice President, Corporate Development to Senior Vice President and Chief Financial Officer. Mr. Young’s 2014 base salary rate, giving effect to his promotion, was increased by an aggregate of 18% from his base salary rate in effect at the end of 2013 and, after the increase, was between the 25th and 50th percentiles of the market data for his promoted position. The compensation committee determined this level of base salary was appropriate given Mr. Young’s assumption of a new role and increased responsibilities, internal equity with the other executive officers and market data for his promoted position.

Mr. Cox was promoted in mid-2014 from Executive Vice President and Chief Commercial Officer to the position of Executive Vice President and Chief Operating Officer. Mr. Cox’s 2014 base salary rate, giving effect to his promotion, was increased by an aggregate of 23.5% from his base salary rate in effect at the end of 2013, and, after the increase, was between the 25th and 50th percentiles of the market data for his promoted position. The compensation committee determined this level of base salary was appropriate given Mr. Cox’s assumption of a new role and increased responsibilities, internal equity with the other executive officers and market data for his promoted position.

Ms. Hooper’s 2014 base salary rate was increased from her 2013 base salary rate by 2.1%. Following this increase, Ms. Hooper’s 2014 base salary remained at approximately the 75th percentile of the market data for her position, which the compensation committee determined remained appropriate given that her 2013 base salary rate was at the high end of the range of the market data for her position and her 2014 base salary rate continued to reflect her superior performance and leadership.

Mr. Miller joined us in early 2014 as Senior Vice President, U.S. Commercial. His 2014 base salary rate was determined in connection with his commencement of employment, prior to his becoming an executive officer, based on a number of factors including internal equity with the executive officers and Mr. Miller’s leadership potential. Mr. Miller’s 2014 base salary rate was between the 25th and 50th percentiles of the market data for his position.

Ms. Falberg’s 2014 base salary rate was increased from her 2013 base salary rate by 2.1%. Following this increase, Ms. Falberg’s 2014 base salary rate remained at approximately the 75th percentile of the market data for her position, which the compensation committee determined remained appropriate given that her 2013 base salary rate was at the high end of the range of the market data for her position and her 2014 base salary rate continued to reflect the strength of the multiple functions she managed.

The 2014 base salary rates and percentage increases from 2013 base salary rates for the named executive officers are set forth in the table below.

Name	2014 Base Salary ($) (1)	Increase over 2013 Base Salary (%)
Bruce C. Cozadd	840,000	8.4
Matthew P. Young (2)	415,000	18.0
Russell J. Cox (2)	525,000	23.5
Suzanne Sawochka Hooper	485,000	2.1
Michael P. Miller	400,000	N/A
Kathryn E. Falberg	485,000	2.1

(1)	Base salary rates were generally effective by March 1, 2014, or, for Mr. Young and Mr. Cox, upon their promotion, in early and mid-2014, respectively.

(2)	As described above, Mr. Young and Mr. Cox were promoted in early and mid-2014 and the increase in base salary reflects the increased responsibilities in their promoted positions.

In February 2015, the compensation committee and, with respect to Mr. Cozadd, the board of directors, approved the following 2015 base salaries for the named executive officers remaining employed by the company, generally effective by March 1, 2015: Mr. Cozadd, $875,000; Mr. Young, $475,000; Mr. Cox, $550,000; Ms. Hooper, $500,000; and Mr. Miller, $430,000. These 2015 base salaries for the named executive officers reflect each of their contributions to the company’s performance in 2014 and professional development, adjustments to advance internal pay equity among the executive officers, merit adjustments and adjustments to align with our 2015 peer group and the related market data for each position.

Performance Bonus Awards

There were no changes to our target performance bonuses for 2014 compared to 2013. In early 2014, the board of directors approved a target performance bonus for Mr. Cozadd of 100% of his base salary earned during 2014. In early 2014 (and with respect to Mr. Young, in April 2014, and with respect to Mr. Cox and Mr. Miller, in July 2014), the compensation committee approved a target performance bonus for Mr. Cox, Ms. Hooper and Ms. Falberg, as executive vice presidents, of 50% of each officer’s base salary earned during 2014 and for Mr. Young and Mr. Miller, as senior vice presidents, of 40% of each executive officer’s base salary earned during 2014. We set these targets in order to provide financial incentives to the named executive officers to work to achieve our annual corporate goals, and to assist the company in remaining competitive with the performance bonus practices of its peers. The board of directors sets the annual target performance bonus for the Chief Executive Officer at a higher percentage than the percentages for other executive officers to reflect that the Chief Executive Officer has ultimate responsibility for our company’s performance.

In recommending to our board of directors the Chief Executive Officer’s annual target performance bonus, the compensation committee considered his total target cash compensation (including both base salary and annual target performance bonus), which for 2014 was at approximately the 50th percentile of the market data for his position, to align with market practice. In setting the 2014 annual target performance bonuses for the named executive officers other than Mr. Cozadd, the compensation committee considered internal equity among the executive officer positions and therefore set the same bonus percentage for all executive vice presidents and the same bonus percentage for all senior vice presidents. In addition, the compensation committee considered the total target cash compensation for each individual (including both base salary and annual target performance bonus), which were: for Mr. Young, at approximately the 25th percentile of the market data for his position; for Mr. Cox, at approximately the 25th percentile of the market data for his position; for Ms. Hooper, between the 60th and the 75th percentiles of the market data for her position; for Mr. Miller, between the 25th and 50th percentiles of the market data for his position; and for Ms. Falberg, at approximately the 60th percentile of the market data for her position.

Our board of directors approved quantitative and qualitative corporate objectives for purposes of establishing the level of funding for our performance bonus plan for 2014 and communicated these objectives to the named executive officers in early 2014. For 2014, our board of directors determined that the bonus pool for the 2014 plan year should be based 80% on the level of achievement of four specific quantitative corporate objectives (each with a relative weighting) and 20% on the level of achievement of certain qualitative corporate objectives collectively. These quantitative and qualitative objectives and the criteria used by the compensation committee to determine achievement thereof are described below.

Quantitative Objectives

The table below summarizes the objectives, weights, targets, actual results, their corresponding multipliers and the resulting bonus pool funding percentage used for the four quantitative objectives for 2014, as well as three revenue stretch goals that were weighted an additional 15% collectively.

The compensation committee defined an algorithm with respect to each quantitative objective, including the three revenue stretch goals, for calculating the actual percentage of bonus pool funding attributable to achievement for each such objective. The compensation committee set specific minimum and maximum levels of achievement for the total revenue objective, the Xyrem revenue bottle growth stretch goal, the Erwinaze/Erwinase net sales stretch goal, the Defitelio European net sales stretch goal and the adjusted net income objective, which are described in the footnotes to the table below. For the quantitative objectives relating to the achievement of the research and development and corporate development objectives, the compensation committee did not set a minimum performance level; rather, achievement of between 0% and 200%, measured against specified criteria as described in more detail below, was determined by the compensation committee for each of these objectives and used to calculate the applicable bonus pool funding percentage attributable to each such objective.

Corporate Quantitative Objectives		Weighting	Actual Results	Multiplier	Bonus Pool Funding (2)
1.	Achieve total revenue of $1,127 million (1)	30%	Above target: Total revenue of $1,173 million	141%	42.2%

	• Stretch Goal: Achieve Xyrem year-over-year revenue bottle growth of 11% or 12% (3)	5%	Below stretch target	— %	— %

	• Stretch Goal: Achieve Erwinaze/Erwinase net sales goal (4)	5%	Below stretch target	— %	— %

	• Stretch Goal: Achieve Defitelio European net sales goal (5)	5%	Above stretch target	100%	5%

2.	Continue corporate development efforts, which included: • acquiring additional marketed or close-to-market products; and • exploring or evaluating divestiture of non-strategic products.	15%	At target (6)	100%	15%

3.	Advance our R&D pipeline, which included making scheduled progress on: • JZP-110 activities; • life cycle management (LCM) programs for existing products; • defibrotide activities; and • JZP-416 activities.	15%	At target (7)	100%	15%

4.	Achieve adjusted net income attributable to Jazz Pharmaceuticals plc* of $503 million (1)	20%	Above target: Adjusted net income of $527.6 million (8)	149%	29.8%

Total					107%

(1)

If a specified minimum annual performance level was met (95% of target for total revenue objective and adjusted net income objective), then a scaled performance multiplier (ranging from 50% to 150% for the total revenue objective and 50% to 200% for the adjusted net income objective) is determined and used to calculate the applicable bonus pool funding percentage attributable to such quantitative objective. The performance multiplier would be zero if performance was below the minimum level, 50% if performance was at the minimum level, and then scaled for performance between 51% and the applicable maximum level. The performance multiplier was capped for performance above the specified maximum performance level (105% of target for total revenue objective and 110% of target for adjusted net income objective).

(2)	The percentages in this column represent, for each quantitative objective, the weight of the quantitative objective, multiplied by the performance multiplier that corresponds to the actual achievement of such quantitative objective.

(3)	With respect to the Xyrem bottle growth stretch goal, the minimum annual performance level was set at 11% bottle volume growth, resulting in a 50% performance multiplier. The performance multiplier increased to a maximum of 100% at 12% bottle volume growth or above. Actual achievement for 2014 was 10% bottle volume growth.

(4)	With respect to the Erwinaze/Erwinase net sales stretch goal, the performance level was set and capped at achievement of net sales at $210 million, which represented a 7% increase above the budgeted amount, resulting in a performance multiplier of 100%. Actual achievement for 2014 was $199.7 million.

(5)	With respect to the Defitelio European net sales stretch goal, the minimum annual performance level was set at achievement of European net sales of €33 million, which represented a 10% increase above the budgeted amount, resulting in a 50% performance multiplier. The performance multiplier increased to a maximum of 100% at achievement of European net sales of €36 million, which represented an increase of 20% or more above the budgeted amount. Actual achievement for 2014 was €51.8 million.

(6)	With respect to the quantitative objective of continuing corporate development efforts, because we evaluated multiple corporate development opportunities to determine their alignment with our strategy and goals, completed the Gentium Acquisition and acquired the rights to JZP-110 in January 2014, acquired the rights to defibrotide for the treatment and prevention of veno-occlusive disease in the Americas in August 2014, and reached an agreement in December 2014 to divest the general medicines business, which divestiture closed in the first quarter of 2015, the compensation committee determined the actual achievement by the company was at target, resulting in a performance multiplier of 100%, and therefore a 15% bonus pool funding percentage.

(7)	With respect to the quantitative objective of advancing our R&D pipeline, because we achieved each of the sub goals described in more detail in the table below, the compensation committee determined that the actual achievement by the company was at target, resulting in a performance multiplier of 100%, and therefore a 15% bonus pool funding percentage.

Sub Goals	Quantitative Objective(s) Included:
JZP-110 Activities	Initiate start-up activities for Phase 3 clinical trials of JZP-110, a late-stage investigational compound being developed for potential treatment of EDS in patients with narcolepsy and EDS in patients with obstructive sleep apnea.

LCM Programs

Initiate a Phase 3 clinical trial to assess the safety and efficacy of Xyrem in children and adolescents aged seven to 17 who have narcolepsy with cataplexy.

Initiate an Erwinaze pharmacokinetic study in Phase 2 for the treatment of acute lymphoblastic leukemia in the young adult population.

Obtain FDA approval for the administration of Erwinaze via intravenous infusion in conjunction with chemotherapy.

Defibrotide Activities	Execute on steps for new drug application submission with the FDA for defibrotide for the treatment of VOD in patients undergoing hematopoietic stem-cell transplantation therapy.

JZP-416 Activities	Initiate Phase 2/3 clinical trial to assess treatment of pediatric patients with acute lymphoblastic leukemia.

(8)	The dollar figure for our Actual Results in this row represents adjusted net income attributable to Jazz Pharmaceuticals plc for the year ended December 31, 2014. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in the 2014 10-K.

*	Adjusted net income attributable to Jazz Pharmaceuticals plc, as used in this proxy statement, is a non-GAAP financial measure that excludes certain items from GAAP income from continuing operations attributable to Jazz Pharmaceuticals plc. For more information on our presentation and calculation of adjusted net income attributable to Jazz Pharmaceuticals plc, and a reconciliation of adjusted net income attributable to Jazz Pharmaceuticals plc to GAAP income from continuing operations attributable to Jazz Pharmaceuticals plc, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in the 2014 10-K.

Qualitative Objectives

The qualitative corporate objectives approved by the board of directors are inherently less quantifiable than the quantitative objectives and accordingly were not assigned individual weightings. The multiplier applied to the qualitative corporate objectives ranged from 0% to 200%, based on the compensation committee’s determination of the extent to which the aggregate qualitative corporate objectives were achieved during the year. The qualitative corporate objectives were:

•	Create “One Jazz” by enhancing our culture, values, communications and organizational efficiencies;

•	Continue to strengthen our leadership through coaching and management training;

•	Continue to demonstrate our strong commitment to our corporate culture of compliance and quality by achieving our corporate and quality objectives while operating in a manner that is compliant with the laws and regulations that govern our industry;

•	Continuing to grow and improve the efficacy and efficiency of our research and development capabilities; and

•	Demonstrate ability to effectively execute commercial product launches.

In evaluating the qualitative objectives, the compensation committee determined the following accomplishments were relevant: (i) improving our organizational efficiencies through improvements to our IT infrastructure, integration efforts following the Gentium Acquisition and our reorganized employee communications to achieve a “One Jazz” culture; (ii) continuing to develop our leadership pool through investment in professional development opportunities, coaching and management training; (iii) maintaining and strengthening our corporate culture of compliance; (iv) improving our research and development capabilities; and (v) effectively executing the launch of Defibrotide in certain European countries. After balancing the performance with respect to all of the qualitative objectives, the compensation committee determined that overall achievement resulted in a multiplier of 80%, and therefore a 16% bonus pool funding percentage for the 2014 qualitative objectives.

After adding together the bonus pool funding percentages for the quantitative and qualitative objectives based on their relative weightings of 80% and 20%, respectively, the compensation committee approved an overall bonus pool funding percentage of up to 123% for 2014, or the 2014 bonus percentage, which resulted in approval of an aggregate corporate bonus payout for the company’s employees of 123% of the target bonus pool for the 2014 plan year.

The compensation committee did not set specific objectives for individual executive officers. Each of the executive officers is responsible for meeting the corporate objectives, and each objective was deemed important in determining the level of the company’s performance during the year. Accordingly, the actual bonus amount paid under the performance bonus plan for each named executive officer (other than the Chief Executive Officer) in 2014 was determined in part based on such officer’s individual contributions towards achievement of the corporate objectives, including the achievement of the functions each leads, as determined by the compensation committee based on its review and an assessment and recommendation by our Chief Executive Officer. The compensation committee determined the actual 2014 bonus amount for each named executive officer based upon the 2014 bonus percentage, the named executive officer’s (other than the Chief Executive Officer’s) individual contributions (and the contributions of the functions each leads) to achievement of the corporate objectives, the named executive officer’s target bonus percentage and the actual salary the named executive officer earned during the year. All of the named executive officers and the functions each leads contributed significantly to the achievement of our corporate objectives in 2014. However, certain of the named executive officers’ responsibilities and contributions more directly related to achievement of key corporate objectives and therefore were given a greater weight in the compensation committee’s determination of the bonus amount paid to each named executive officer.

The compensation committee (with approval from the board of directors with regard to Mr. Cozadd) determined that the company’s overall 2014 bonus percentage of 123% was applicable to Mr. Cozadd, because, as Chief Executive Officer, Mr. Cozadd is responsible for the company meeting all of its objectives. Mr. Young was awarded a bonus at a rate higher than the company’s 2014 bonus percentage because of his outstanding performance and professional growth in his first year as our Chief Financial Officer and his leadership within the finance group and the company as a whole. Mr. Cox was awarded a bonus at a rate higher than the company’s 2014 bonus percentage because of his expanded oversight of multiple functions and the resulting operational achievements. Ms. Hooper was awarded a bonus at a rate higher than the company’s 2014 bonus percentage because she was responsible for the legal aspects that relate to all of the corporate objectives and because of her continued strategic leadership to strengthen and defend our intellectual property and her leadership on a broad range of company matters. Mr. Miller was awarded a bonus at a rate higher than the company’s 2014 bonus percentage because of his performance in his first year. Ms. Falberg retired in March 2014 and accordingly was not eligible for or awarded a bonus for 2014.

In February 2015, the compensation committee and, with respect to Mr. Cozadd, the board of directors, approved the following performance cash bonus award payments for 2014 under the performance bonus plan: Mr. Cozadd, $1,020,900; Mr. Young, $250,000; Mr. Cox, $320,000; Ms. Hooper, $320,000; and Mr. Miller, $140,000. In addition, after reviewing the market data provided by Radford and considering our growth and position relative to our 2015 peer group, the compensation committee approved 2015 target performance bonuses for our executive officers who are executive vice presidents of 55%, and for those who are senior vice presidents, including Mr. Miller, of 45%, in each case, of each officer’s base salary earned during 2015. The board of directors made no change to the 2015 target performance bonus for Mr. Cozadd and approved a target performance bonus of 100% of his base salary earned during 2015. Ms. Falberg retired in March 2014 and accordingly has no target performance bonus for 2015.

Stock Option and RSU Awards

In February 2014, the compensation committee and, with respect to Mr. Cozadd, the board of directors, approved annual equity grants under our 2011 Plan to the named executive officers. The compensation committee and the board of directors determined that these equity grants should generally be structured to consist of 50% stock options and 50% RSUs using a 2 to 1 ratio of stock option grants to RSUs to control dilution and to reflect the increased value of receiving shares at full value without the payment of an exercise price. Mr. Cozadd was awarded 66,000 options and 33,000 RSUs. Mr. Young was awarded 9,000 options and 4,500 RSUs, and, following his promotion to Senior Vice President and Chief Financial Officer, in April 2014 the compensation committee approved an additional award of 12,500 options and 6,250 RSUs. In February 2014, each of Mr. Cox and Ms. Hooper were awarded 20,000 options and 10,000 RSUs. Following his promotion to Chief Operating Officer, in July 2014, the compensation committee approved an additional award of 15,000 options and 7,500 RSUs to Mr. Cox. In connection with his employment in April 2014, the compensation committee approved an award of 20,000 options and 10,000 RSUs to Mr. Miller. Ms. Falberg retired in March 2014 and accordingly was awarded no equity in 2014.

These equity grants vest over four years, with 25% of the shares subject to the option awards vesting on the one-year anniversary of the grant date and the remainder vesting in equal monthly installments thereafter over the remaining 36 months, and 25% of the RSUs vesting annually on the first through fourth anniversaries of the grant date. The compensation committee and, with respect to Mr. Cozadd, the board of directors, determined the number of stock options and RSUs to be granted to each executive officer by reference to the value of the award (based on an approximation of grant date fair value) and internal equity among the executive officer group.

The 2014 equity awards for Mr. Cozadd and Ms. Hooper fell at approximately the 90th percentile of the market data for their respective positions. The 2014 equity awards, including both the annual equity grant and the subsequent promotion equity grant, for Mr. Young and Mr. Cox were awarded at approximately the 50th percentile of the market data for each of their respective promoted positions. The 2014 equity award for Mr. Miller fell at approximately 50th percentile of the market data for his position. The compensation committee and the board of directors determined these awards were appropriate to encourage our named executive officers to contribute to the company’s long-term performance and, with respect to Mr. Young and Mr. Cox, warranted based on their promotions. Mr. Cozadd and Ms. Hooper’s grants were at the high end of the market data, which the compensation committee determined was appropriate based on our position relative to our peer group and market trends.

The compensation committee believes that equity award grants to the named executive officers in 2014 were consistent with providing each continuing named executive officer with an ongoing equity position in the company that is competitive with similarly situated executive officers at companies included in the market data, fosters an ownership culture focused on the company’s long-term performance and appropriately encourages and rewards exceptional individual achievement. Our share ownership guidelines for the named executive officers, certain other executive officers and non-employee directors were adopted to further support this ownership culture and better align the interests of these executive officers and non-employee directors with those of our shareholders. A description of this policy is included above under the heading “Ownership Guidelines for Directors and Executive Officers.”

The compensation committee and the board of directors determined to maintain the same general structure for our equity program in 2015, applying the same reasoning as described above. As a result, the value of the annual equity grants in February 2015 was delivered 50% in stock options and 50% in RSUs, using a ratio of stock option grants to RSUs of 2.6 to 1. In February 2015, the compensation committee and, with respect to Mr. Cozadd, the board of directors, approved annual equity grants under our 2011 Plan to the continuing named executive officers in the following amounts. Mr. Cozadd was awarded 72,500 options and 27,800 RSUs. Each of Mr. Young, Mr. Cox and Ms. Hooper was awarded 20,000 options and 7,675 RSUs. Mr. Miller was awarded 12,500 options and 4,795 RSUs. These equity grants vest over four years, with 25% of the shares subject to the option awards vesting on the one-year anniversary of the grant date and the remainder vesting in equal monthly installments thereafter over the remaining 36 months, and 25% of the RSUs vesting on the first through fourth anniversaries of the grant date. The 2015 annual equity grants to the named executive officers reflect the compensation committee’s review of market data for annual grants to executive officers in similar positions, based on industry and responsibility level.

Change in Control Plan

Our change in control plan provides that if an executive’s employment terminates under certain circumstances in connection with a change in control, the executive will be eligible to receive certain severance benefits, including cash benefits based on the executive’s base salary and annual bonus, COBRA premiums and equity award acceleration. The terms of the change in control plan are described below under the heading “Potential Payments upon Termination or Change in Control—Amended and Restated Executive Change in Control and Severance Benefit Plan.” Our compensation committee periodically reviews the terms of our change in control plan against market data to ensure that the benefits we offer remain appropriate. In July 2013, the compensation committee reviewed the benefits offered under the change in control plan and approved modifications to our change in control plan in order to (i) provide that an executive’s cash severance payment relating to the executive’s annual bonus would be reduced by the amount of any bonus payments made to or earned by such executive for performance in the year of termination and (ii) eliminate a special bonus calculation for newly-hired executives. Only our executive officers based in the United States participate in the change in control plan; executive officers based in other locations receive comparable change in control benefits pursuant to their employment agreements. The compensation committee believes that the change in control benefits we provide are representative of market practice, both in terms of design and cost, and are sufficient to retain our current executive team and to recruit talented executive officers in the future.

Accounting and Tax Considerations

Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, the company is required to estimate and record an expense for each award of equity compensation (including stock options and RSUs) over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The compensation committee has considered, and may in the future consider, the grant of performance-based or other types of stock awards to executive officers in lieu of or in addition to stock option and time-based RSU grants in light of the accounting impact of ASC 718 and other considerations.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, limits companies to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation,” as defined in the Code and accompanying regulations. To maintain flexibility in compensating executive officers in a manner designed to promote the company’s goals, the compensation committee has considered and determined not establish a policy at this time for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify as “performance-based compensation” for purposes of section 162(m) or requiring all compensation to be deductible. The compensation committee intends to continue to evaluate the effects of the compensation limits of section 162(m) on any compensation it proposes to grant, and the compensation committee intends to continue to provide future compensation in a manner consistent with the best interests of the company and its shareholders.

Risk Assessment Concerning Compensation Practices and Policies

The compensation committee annually reviews the company’s compensation policies and practices to assess whether they encourage employees to take inappropriate risks. After reviewing each of the company’s compensation plans, and the checks and balances built into, and oversight of, each plan, in February 2015 the compensation committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company as a whole. In addition, the compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks and, as described above under the heading “Compensation Discussion and Analysis,” significant compensation decisions, and decisions concerning the compensation of the company’s executive officers, include subjective considerations by the compensation committee or the board of directors, which restrain the influence of formulae or objective factors on excessive risk taking. Finally, the mix of short-term compensation (in the form of salary and annual bonus, if any), and long-term compensation (in the form of stock options and RSUs) also prevents undue focus on short-term results and helps align the interests of the company’s executive officers with the interests of our shareholders.

Conclusion

It is the opinion of the compensation committee that the compensation policies and elements described above provide the necessary incentives to properly align our executive officers’ performance with the interests of our shareholders while maintaining equitable and competitive executive compensation practices that enable us to attract and retain the highest caliber of executive officers.

SUMMARY COMPENSATION TABLE

Summary of Compensation

The following table sets forth certain summary information for the years indicated with respect to the compensation earned by the named executive officers for fiscal years 2014, 2013 and 2012, as applicable. The compensation information presented below consists of information with respect to Jazz Pharmaceuticals, Inc., our predecessor, for periods prior to January 18, 2012 and information with respect to Jazz Pharmaceuticals plc for the period January 18, 2012 through December 31, 2014. See “Basis of Presentation” above.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Bruce C. Cozadd	2014	830,000	—	5,498,457	4,194,452	1,020,900	11,692	11,555,501
Chairman and Chief Executive Officer	2013	771,154	—	2,956,500	3,478,750	1,056,500	3,622	8,266,526
	2012	722,158	—	4,682,990	4,627,340	1,081,600	1,710	11,115,798

Matthew P. Young (7)	2014	402,904	—	1,563,726	1,185,144	250,000	3,620	3,405,394
Executive Vice President and Chief Financial Officer

Russell J. Cox	2014	493,462	—	2,681,998	1,991,469	320,000	11,759	5,498,688
Executive Vice President and Chief Operating Officer	2013	419,616	—	813,038	765,325	380,000	3,622	2,381,601
	2012	379,250	—	1,639,047	1,619,569	300,000	1,629	3,939,495

Suzanne Sawochka Hooper	2014	483,462	—	1,666,199	1,271,046	320,000	3,710	3,744,417
Executive Vice President and General Counsel	2013	473,462	62,500	946,080	890,560	430,000	2,689	2,805,291
	2012	420,289	187,500	1,639,047	1,619,569	350,000	1,453	4,217,858

Michael P. Miller (8)	2014	266,154	30,000	1,419,799	1,070,376	140,000	4,583	2,930,912
Senior Vice President, U.S. Commercial

Kathryn E. Falberg (9)	2014	136,860	—	—	—	—	7,546	144,406
Former Executive Vice President and Chief Financial Officer	2013	472,693	—	946,080	890,560	380,000	3,622	2,692,955
	2012	446,769	—	1,639,047	1,619,569	390,000	2,622	4,098,007

(1)	The dollar amounts in this column represent base salary earned during the indicated fiscal year. For more information regarding salaries in 2014, see “Compensation Discussion and Analysis—2014 Compensation Decisions for the Named Executive Officers—Base Salary” above.

(2)	The dollar amounts in this column represent cash signing bonuses paid in 2012 and 2014, as applicable, to Ms. Hooper and Mr. Miller, and a retention bonus paid during the indicated fiscal year to Ms. Hooper. See “Description of Compensation Arrangements—Executive Employment Agreements” below.

(3)	The dollar amounts in this column reflect the aggregate grant date fair value of all RSU awards granted during the indicated fiscal year computed in accordance with ASC 718. The grant date fair value of each RSU award is measured based on the closing price of our ordinary shares on the date of grant. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(4)	The dollar amounts in this column reflect the aggregate grant date fair value of all stock option awards granted during the indicated fiscal year. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in the notes to our audited consolidated financial statements included in the 2014 10-K. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(5)	The dollar amounts in this column represent the cash bonus awarded under the performance bonus plan for the indicated fiscal year. For more information, see “Compensation Discussion and Analysis—2014 Compensation Decisions for the Named Executive Officers—Performance Bonus Awards” above.

(6)	The dollar amounts in this column include group term life insurance premiums paid and matching contributions made to the 401(k) Plan of up to $2,000 and of up to $1,000 during 2014 and 2013, respectively.

(7)	Mr. Young joined us in April 2013 and became an executive officer in March 2014, when he became our Chief Financial Officer.

(8)	Mr. Miller joined us in April 2014 and became an executive officer in July 2014.

(9)	Ms. Falberg resigned from her position as our Chief Financial Officer in March 2014.

Grants of Plan-Based Awards

The following table shows, for the fiscal year ended December 31, 2014, certain information regarding grants of plan-based awards to the named executive officers.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2014

Name	Award Type	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Bruce C. Cozadd	Annual Cash	—	—	830,000	—	—	—	—
	Annual Option	2/27/2014	2/12/2014	—	—	66,000	166.62	4,194,452
	Annual RSU	2/27/2014	2/12/2014	—	33,000	—	—	5,498,457
Matthew P. Young	Annual Cash	—	—	161,162	—	—	—	—
	Annual Option	2/27/2014	2/11/2014	—	—	9,000	166.62	571,971
	Annual RSU	2/27/2014	2/11/2014	—	4,500	—	—	749,790
	Promotion Option	5/12/2014	4/30/2014	—	—	12,500	130.23	613,173
	Promotion RSU	5/12/2014	4/30/2014	—	6,250	—	—	813,936
Russell J. Cox	Annual Cash	—	—	246,731	—	—	—	—
	Annual Option	2/27/2014	2/11/2014	—	—	20,000	166.62	1,271,046
	Annual RSU	2/27/2014	2/11/2014	—	10,000	—	—	1,666,199
	Promotion Option	8/7/2014	7/30/2014	—	—	15,000	135.44	720,423
	Promotion RSU	8/7/2014	7/30/2014	—	7,500	—	—	1,015,799
Suzanne Sawochka Hooper	Annual Cash	—	—	241,731	—	—	—	—
	Annual Option	2/27/2014	2/11/2014	—	—	20,000	166.62	1,271,046
	Annual RSU	2/27/2014	2/11/2014	—	10,000	—	—	1,666,199
Michael P. Miller	Annual Cash	—	—	106,462	—	—	—	—
	Initial Option	5/5/2014	5/5/2014	—	—	20,000	141.98	1,070,376
	Initial RSU	5/5/2014	5/5/2014	—	10,000	—	—	1,419,799
Kathryn E. Falberg (5)	Annual Cash	—	—	68,430	—	—	—	—
	Annual Option	—	—	—	—	—	—	—
	Annual RSU	—	—	—	—	—	—	—

(1)	This column sets forth the target bonus amount for each named executive officer for the year ended December 31, 2014 under the performance bonus plan. There are no thresholds or maximum bonus amounts for each individual officer established under the performance bonus plan. Target bonuses were set as a percentage of each named executive officer’s base salary earned for the fiscal year ended December 31, 2014 and were 100% for Mr. Cozadd, 50% for each of Mr. Cox and Ms. Hooper, and 40% for each of Mr. Young and Mr. Miller. The dollar value of the actual bonus award earned for the year ended December 31, 2014 for each named executive officer (other than Ms. Falberg) is set forth in the Summary Compensation Table above. As such, the amounts set forth in this column do not represent either additional or actual compensation earned by the named executive officers for the year ended December 31, 2014. For a description of the performance bonus plan, see “Compensation Discussion and Analysis—Executive Compensation Program—Performance Bonus Plan” and “Compensation Discussion and Analysis—2014 Compensation Decisions for the Named Executive Officers—Performance Bonus Awards” above.

(2)	Annual stock options and RSU awards were granted under the 2011 Plan. Each of the stock option awards listed in the table above vests as to 25% of the ordinary shares underlying the stock options upon the one year anniversary of the grant date and vest as to the remainder of the shares in 36 equal monthly installments thereafter. Each of the RSU awards vest in four equal annual installments on the anniversary of the grant date. As a general matter, the vested portion of stock options granted to the named executive officers will expire three months after each named executive officer’s last day of service, subject to extension upon certain termination situations, such as death or disability, and RSUs will cease vesting upon each named executive officer’s last day of service. Stock option and RSU awards are subject to potential vesting acceleration as described below under the headings “Description of Compensation Arrangements—Equity Compensation Arrangements—2011 Equity Incentive Plan” and “Potential Payments upon Termination or Change in Control—Amended and Restated Executive Change in Control Plan and Severance Benefit Plan” below. See also “Description of Compensation Arrangements—Equity Compensation Arrangements—2011 Equity Incentive Plan” below for a general description of the material terms of the 2011 Plan.

(3)	Stock options were granted with an exercise price equal to 100% of the fair market value on the date of grant, $166.62 per share for the February 27, 2014 annual grants, $141.98 for the May 5, 2014 initial new hire grant, $130.23 for the May 12, 2014 promotion grant and $135.44 for the August 7, 2014 promotion grant, which in each case was the closing price of our ordinary shares on the grant date.

(4)	The dollar amounts in this column represent the grant date fair value of each stock option and RSU award, as applicable, granted to the named executive officers in 2014. These amounts have been calculated in accordance with ASC 718. The grant date fair value of each stock option is calculated using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in the notes to our audited consolidated financial statements included in the 2014 10-K. The grant date fair value of each RSU award is measured based on the closing price of our ordinary shares on the date of grant.

(5)	Ms. Falberg retired in March 2014.

Description of Compensation Arrangements

Executive Employment Agreements

We do not have employment agreements currently in effect with any of our named executive officers. Like other employees, executive officers are eligible for annual salary increases, participation in the performance bonus plan and discretionary equity grants. We have employment agreements in effect with certain employees based outside of the United States.

From time to time, we have provided an offer letter in connection with the commencement of employment of an executive officer based in the United States, which describes such executive officer’s initial terms of employment. For example, in March 2014 we provided an offer letter to Mr. Miller that included his initial base salary and a hiring bonus of $30,000, payable in connection with commencement of employment, and in April 2013 we provided an offer letter to Mr. Young that included his initial base salary and a hiring bonus of $50,000, payable in connection with commencement of employment. In January 2012, we provided an offer letter to Ms. Hooper that included an initial base salary, a hiring bonus of $125,000 payable in connection with the commencement of employment, and a retention bonus of $62,500, payable on each of the six and twelve months following her commencement of employment. However, the employment of each of Ms. Hooper, Mr. Miller and Mr. Young, as is the case for all of our employees based in the United States, is at-will and not governed by the terms of their respective offer letters.

Amended and Restated Executive Change in Control and Severance Benefit Plan

Each of the continuing named executive officers is a participant in the change in control plan, a description of which is included below under the heading “Potential Payments upon Termination or Change in Control.”

Equity Compensation Arrangements

Since the Azur Merger, we have granted stock options and RSU awards to employees, including the named executive officers, under the 2011 Plan. From the initial public offering of Jazz Pharmaceuticals, Inc. until the Azur Merger, we granted stock options to our employees, including some of the named executive officers, under the 2007 Plan. For more information on our current equity compensation program and decisions regarding the grants of equity awards in 2014 for our named executive officers, see “Compensation Discussion and Analysis—Executive Compensation Program—Long-Term Equity Awards” and “Compensation Discussion and Analysis—2014 Compensation Decisions for the Named Executive Officers —Stock Option and RSU Awards.” The following is a brief summary of the material terms of each of our equity compensation plans.

2011 Equity Incentive Plan

In connection with the Azur Merger, Jazz Pharmaceuticals, Inc.’s board of directors adopted the 2011 Plan in October 2011, and its stockholders approved the 2011 Plan at the special meeting of the stockholders held in December 2011. The 2011 Plan became effective immediately before the consummation of the Azur Merger and was assumed and adopted by us upon the consummation of the Azur Merger. The following is a brief summary of the material terms of the 2011 Plan.

Administration. The board of directors has delegated its authority to administer the 2011 Plan to the compensation committee. Subject to the terms of the 2011 Plan, the board of directors or a committee authorized by the board determines recipients, dates of grant, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards, including the period of their exercisability and vesting. The compensation committee has the authority to delegate its administrative powers under the 2011 Plan to a subcommittee consisting of members of the compensation committee and may, at any time, revest in itself some or all of the power previously delegated to the subcommittee. Our board of directors may also delegate to one or more of our officers the authority to designate employees who are not officers to be recipients of certain stock awards and the number of shares subject to such stock awards, provided that our board of directors must specify the total number of shares that may be subject to the stock awards granted by such officer(s) and such officer(s) may not grant a stock award to himself or herself.

Types of Awards. The 2011 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, RSU awards, other stock awards, and performance awards that may be settled in cash, shares, or other property, which may be granted to employees, including officers.

Corporate Transactions. In the event of certain significant Corporate Transactions (as defined in the 2011 Plan and described below), our board of directors will have the discretion to take one or more of the following actions with respect to outstanding stock awards (contingent upon the closing or completion of such Corporate Transaction), unless otherwise provided in the stock award agreement or other written agreement with the participant or unless otherwise provided by our board of directors at the time of grant:

•	arrange for assumption, continuation, or substitution of a stock award by a surviving or acquiring corporation (or its parent company);

•	accelerate the vesting and exercisability of a stock award and provide for its termination prior to the effective time of the Corporate Transaction;

•	arrange for the assignment or the lapse of any reacquisition or repurchase rights held by us or any of our affiliates with respect to the stock award;

•	cancel or arrange for the cancellation of a stock award, to the extent not vested or exercised prior to the effective time of the Corporate Transaction, in exchange for such cash consideration, if any, as the board of directors may consider appropriate; or

•	make a payment equal to the excess, if any, of (a) the value of the property that the participant would have received upon the exercise of the stock award over (b) any exercise price payable in connection with such exercise.

Our board of directors need not take the same action for each stock award or with regard to all participants.

For purposes of the 2011 Plan, a “Corporate Transaction” generally means (i) a sale or disposition of all or substantially all of our assets or a sale or disposition of at least 90% of our outstanding securities; (ii) a merger, consolidation or similar transaction after which we are not the surviving corporation; or (iii) a merger, consolidation or similar transaction after which we are the surviving corporation but our shares are converted into other property.

Change in Control. The board of directors has the discretion to provide additional acceleration of vesting and exercisability upon or after a Change in Control (as defined in the 2011 Plan and described below) as may be provided in a stock award agreement or any other written agreement between us or any of our affiliates and a participant. The forms of stock option agreement and RSU award agreement adopted by the board of directors under the 2011 Plan provide that in the event a participant’s service relationship with us or a successor entity is terminated due to an Involuntary Termination Without Cause (as defined in the stock award agreement and as described below) within 12 months following, or one month prior to, the effective date of a Change in Control, the vesting (and in the case of stock options, exercisability) of the stock award will accelerate in full.

For purposes of the 2011 Plan and the forms of stock option agreement and RSU award agreement issued thereunder, a “Change in Control” generally means (i) a person or group acquires ownership of more than 50% of the combined voting power of our outstanding securities (other than in connection with a financing or a repurchase program); (ii) a merger, consolidation or similar transaction involving our company, after which our shareholders do not own more than 50% of the combined voting power of the surviving entity or its parent in substantially the same proportion as their ownership of our outstanding voting securities immediately before the transaction; (iii) our shareholders or our board of directors approves a complete dissolution or liquidation of our company, or a complete dissolution or liquidation of our company otherwise occurs (except for a liquidation into a parent company); (iv) a sale, lease, license or other disposition of substantially all of our assets; or (v) individuals who are members of our board of directors on the date of adoption of the 2011 Plan (or members of our board of directors approved or recommended by a majority vote of such members still in office) cease to constitute a majority of our board of directors.

An “Involuntary Termination Without Cause” generally means that a participant’s service relationship with us is terminated for any reason other than for the following reasons (and not upon a participant’s death or disability): (i) participant’s commission of any felony or crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof (with respect to Irish participants, the participant’s conviction for any criminal offense (other than an offense under any road traffic legislation in Ireland, the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offense under any regulation or legislation relating to insider dealing, fraud or dishonesty); (ii) participant’s attempted commission of or participation in a fraud or act of dishonesty against us; (iii) participant’s intentional, material violation of any contract or agreement with us or of any statutory duty owed to us; (iv) participant’s unauthorized use or disclosure of our confidential information or trade secrets; or (v) participant’s gross misconduct.

2007 Equity Incentive Plan

The 2007 Plan, which was initially adopted by the Jazz Pharmaceuticals, Inc. board of directors and approved by the Jazz Pharmaceuticals, Inc. stockholders in connection with its initial public offering, was continued and assumed by us upon consummation of the Azur Merger. The following is a brief summary of the material terms of the 2007 Plan.

Administration. The board of directors has delegated its authority to administer the 2007 Plan to the compensation committee. Subject to the terms of the 2007 Plan, the board of directors or a committee authorized by the board determines recipients, dates of grant, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards, including the period of their exercisability and vesting.

Types of Awards. The 2007 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, RSU awards, stock appreciation rights, performance stock awards and other forms of equity compensation, which may be granted to employees, including officers, non-employee directors, and consultants. Incentive stock options may be granted only to employees, including executive officers.

Corporate Transactions. Pursuant to the 2007 Plan, in the event of a Corporate Transaction (as defined in the 2007 Plan and described below), the board of directors has the discretion to take one or more of the following actions with respect to outstanding stock awards, unless otherwise provided in the stock award agreement or other written agreement with the participant or unless otherwise provided by our board of directors at the time of grant:

•	arrange for the assumption, continuation, or substitution of a stock award by the surviving or acquiring entity (or its parent company);

•	arrange for the assignment of any reacquisition or repurchase rights applicable to any shares issued pursuant to a stock award to the surviving or acquiring corporation (or its parent company);

•	accelerate the vesting and exercisability of a stock award prior to the effective time of the Corporate Transaction followed by the termination of such stock award if it is not exercised at or prior to the Corporate Transaction;

•	arrange for the lapse of any reacquisition or repurchase rights applicable to any shares issued pursuant to a stock award;

•	cancel or arrange for the cancellation of a stock award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for cash consideration as the board of directors considers appropriate; and

•	arrange for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property the holder of the stock award would have received upon the exercise of the stock award, over (b) any exercise price payable by such holder in connection with such exercise.

The board of directors need not take the same action for each stock award. For purposes of the 2007 Plan, a “Corporate Transaction” generally means (i) a sale or disposition of all of our assets or a sale or disposition of at least 90% of our outstanding securities; (ii) a merger, consolidation or similar transaction after which we are not the surviving corporation; or (iii) a merger, consolidation or similar transaction after which we are the surviving corporation but our shares are converted into other property.

Change in Control. The board of directors has the discretion to provide additional acceleration of vesting and exercisability upon or after a Change in Control (as defined in the 2007 Plan and described below) as may be provided in a stock award agreement or any other written agreement between us or any of our affiliates and a participant. The forms of stock option agreement and RSU award agreement adopted by the board of directors under the 2007 Plan provide that in the event a participant’s service relationship with us or a successor entity is terminated due to an Involuntary Termination Without Cause (as defined in the stock award agreement and as described below) within 12 months following, or one month prior to, the effective date of a Change in Control, the vesting (and in the case of stock options, exercisability) of the stock award will accelerate in full. For purposes of the 2007 Plan and the forms of stock option agreement and RSU award agreement issued thereunder, a “Change in Control” has a similar meaning as under the change in control plan, as described below under the heading “Potential Payments upon Termination or Change in Control—Amended and Restated Executive Change in Control and Severance Benefit Plan,” except that it also means a change in which the members of the incumbent board of directors (or persons elected by a majority of the incumbent board of directors) cease to constitute a majority of the board of directors.

The term “Involuntary Termination Without Cause” has a similar meaning as under the 2011 Plan, as described above.

2007 Employee Stock Purchase Plan

Additional long-term equity incentives are provided through the ESPP, which was amended and restated by Jazz Pharmaceuticals, Inc.’s board of directors in October 2011 and approved by its stockholders in December 2011, to be effective immediately prior to the Azur Merger, and, in October 2012, amended and restated by our compensation committee. The ESPP was assumed by us upon the consummation of the Azur Merger. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code. Under the ESPP, all of our regular employees and employees of any of our parent or subsidiary companies designated by the board of directors as eligible to participate may participate and may contribute, normally through payroll deductions, up to 15% of their earnings up to a total of $15,000 per purchase period for the purchase of our ordinary shares under the ESPP. The ESPP is currently offered to our regular employees in Ireland and the United States, including the named executive officers. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which our ordinary shares will be purchased for employees participating in the offering. Unless otherwise determined by the board of directors, ordinary shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of an ordinary share on the first date of an offering or (b) 85% of the fair market value of an ordinary share on the date of purchase.

Performance Bonus Plan

We maintain a performance bonus plan to reward executive officers and other employees for successful achievement of company-wide and individual performance objectives on an annual basis. More information regarding the performance bonus plan is provided above under the headings “Compensation Discussion and Analysis—Executive Compensation Program—Performance Bonus Plan” and “Compensation Discussion and Analysis—2014 Compensation Decisions for the Named Executive Officers—Performance Bonus Awards.”

401(k) Plan

Our employees based in the United States are eligible to participate in the 401(k) Plan. The 401(k) Plan is intended to qualify as a tax-qualified plan under section 401 of the Code. Employee contributions are held and invested by the plan’s trustee. The 401(k) Plan provides that each participant may contribute a portion of his or her pretax compensation, up to a statutory annual limit, which was $17,500 for employees under age 50, and $23,000 for employees age 50 and over in 2014. The 401(k) Plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. Through 2012, we had not made any such discretionary or matching contributions to the plan. In 2013, we began making discretionary matching contributions, which for 2014 was subject to an annual limit of $2,000 per employee.

Additional Benefits

The continuing named executive officers are eligible to participate in our benefit plans generally available to all employees, as described in “Compensation Discussion and Analysis—Executive Compensation Program—Other Benefits.”

Pension Benefits

Other than with respect to tax-qualified defined contribution plans such as the 401(k) Plan, the named executive officers do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.

Nonqualified Deferred Compensation

During the year ended December 31, 2014, the named executive officers did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for the fiscal year ended December 31, 2014, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Name	Exercisable	Unexercisable
Bruce C. Cozadd	—	66,000	(3)	166.62	2/26/2024	120,500	19,729,465
	54,687	70,313	(4)	59.13	3/4/2023
	116,666	83,334	(5)	46.83	8/8/2022
	13,791	—		11.48	3/7/2020

Matthew P. Young (8)	—	12,500	(6)	130.23	5/11/2024	19,750	3,233,668
	—	9,000	(3)	166.62	2/26/2024
	10,000	14,000	(7)	58.72	5/2/2023

Russell J. Cox	—	15,000	(8)	135.44	8/6/2024	45,312	7,418,933
	—	20,000	(3)	166.62	2/26/2024
	12,031	15,469	(4)	59.13	3/4/2023
	40,833	29,167	(5)	46.83	8/8/2022
	44,200	—		8.23	8/24/2020

Suzanne Sawochka Hooper	—	20,000	(3)	166.62	2/26/2024	39,500	6,467,335
	14,000	18,000	(4)	59.13	3/4/2023
	33,631	29,167	(5)	46.83	8/8/2022

Michael P. Miller	—	20,000	(9)	141.98	5/4/2024	10,000	1,637,300

(1)	In addition to the specific vesting schedule for each stock option award, each unvested stock option is subject to the general terms of the 2011 Plan and 2007 Plan, as applicable, including the potential for future vesting acceleration described above under the heading “Description of Compensation Arrangements—Equity Compensation Arrangements” as well as the potential vesting acceleration under the terms of the change in control plan described below under the heading “Potential Payments upon Termination or Change in Control.” Ms. Falberg resigned from her position as our Chief Financial Officer in March 2014 and, as a result, had no outstanding equity awards at fiscal year end.

(2)	The market values of the RSU awards that have not vested are calculated by multiplying the number of shares underlying the RSU awards shown in the table by $163.73, the closing price of our ordinary shares on December 31, 2014.

(3)	The unexercisable shares subject to this stock option award as of December 31, 2014 vested with respect to 25% of the shares underlying the stock option on February 27, 2015, and the remainder will vest monthly from March 27, 2015 to February 27, 2018.

(4)	The unexercisable shares subject to this stock option award as of December 31, 2014 will vest monthly from January 5, 2015 to March 5, 2017.

(5)	The unexercisable shares subject to this stock option award as of December 31, 2014 will vest monthly from January 9, 2015 to August 9, 2016.

(6)	The unexercisable shares subject to this stock option award as of December 31, 2014 will vest with respect to 25% of the shares underlying the stock option on May 12, 2015, and the remainder will vest monthly from June 12, 2015 to May 12, 2018.

(7)	The unexercisable shares subject to this stock option award as of December 31, 2014 will vest monthly from January 22, 2015 to April 22, 2017.

(8)	The unexercisable shares subject to this stock option award as of December 31, 2014 will vest with respect to 25% of the shares underlying the stock option on August 7, 2015, and the remainder will vest monthly from September 7, 2015 to August 7, 2018.

(9)	The unexercisable shares subject to this stock option award as of December 31, 2014 will vest with respect to 25% of the shares underlying the stock option on April 30, 2015, and the remainder will vest monthly from May 30, 2015 to April 30, 2018.

Option Exercises and Stock Vested

The following table provides information on RSUs vested and stock options exercised, including the number of shares acquired upon exercise and the value realized, determined as described below, for the named executive officers in the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Bruce C. Cozadd	—	—	37,500	5,316,500
Matthew P. Young	—	—	3,000	425,940
Russell J. Cox	—	—	12,188	1,713,104
Suzanne Sawochka Hooper	7,202	805,501	12,750	1,801,675
Michael P. Miller	—	—	—	—
Kathryn E. Falberg	49,662	6,019,930	4,000	630,400

(1)	The value realized on exercise is based on the difference between the closing price of our ordinary shares on the date of exercise and the applicable exercise price of those options, and does not represent actual amounts received by the named executive officers as a result of the option exercises.

(2)	The value realized on vesting is based on the number of shares underlying the RSUs that vested and the closing price of our ordinary shares on the vesting date.

Potential Payments upon Termination or Change in Control

Amended and Restated Executive Change in Control and Severance Benefit Plan

Under Jazz Pharmaceuticals, Inc.’s executive change in control plan, which we assumed upon the consummation of the Azur Merger, as amended through July 2013, or the change in control plan, in the event that an executive’s employment terminates due to an Involuntary Termination without Cause or a Constructive Termination within 12 months following a Change in Control (as such capitalized terms are defined in the change in control plan and described generally below), and assuming all of the other conditions of the change in control plan are met, then each executive who is a participant in the change in control plan would be entitled to the following benefits under the change in control plan:

•

a single lump sum cash severance payment equal to the sum of: (1) the executive’s base salary in effect during the last regularly scheduled payroll period immediately preceding the termination (without, as a general matter, giving effect to any voluntary pay reduction taken by the executive during the 12 months preceding the date of termination), which is referred to as the applicable base salary, multiplied by the applicable percentage set forth below; plus (2) the product of (i) the applicable base salary and (ii) the applicable bonus percentage described below, and (iii) the applicable percentage set forth below; plus (3) the product of (A) the executive’s applicable base salary and (B) the executive’s applicable bonus percentage and (C) the quotient obtained by dividing the number of full months that an executive is employed in the year of the termination by 12.

•	The “applicable percentage” as of December 31, 2014 was 200% for the Chief Executive Officer, Executive Chairman or President (currently only Mr. Cozadd), 150% for Senior Vice Presidents and above (which includes our Executive Vice Presidents) and 100% for Vice Presidents.

•	The “applicable bonus percentage” is the greater of (a) any annual bonus, as a percentage of annual base salary paid in the year of determination, paid to the executive in respect of either of the last two calendar years prior to the date of termination or (b) the executive’s target bonus, expressed as a percentage of annual base salary, for the calendar year in which the termination occurs;

•	full payment of all of the applicable COBRA premiums for any health, dental or vision plan sponsored by us. As of December 31, 2014, the applicable COBRA payments were for a period of up to (i) 24 months for the Chief Executive Officer, Executive Chairman or President, (ii) 18 months for Senior Vice Presidents and above (which includes our Executive Vice Presidents), and (iii) 12 months for Vice Presidents, provided that the executive timely elects continued coverage; and

•	acceleration in full of the vesting and exercisability, and termination of any of our repurchase rights, with respect to outstanding stock options and other equity awards held by the executive officers.

The following key terms are defined in the change in control plan:

•	A “Change in Control” generally means the consummation of any of the following events (i) a person or group acquires ownership of more than 50% of our outstanding securities (other than in connection with a private financing, recapitalization or conversion or restructuring of our indebtedness); (ii) a merger transaction involving us, after which our shareholders do not own more than 50% of the combined voting power of the surviving entity; (iii) our complete dissolution or liquidation; or (iv) a sale, lease, license or other disposition of substantially all of our assets.

•	An “Involuntary Termination without Cause” generally means an executive’s employment relationship is terminated by any reason other than for the following reasons (and not upon an executive’s death or disability) (i) executive’s unauthorized use or disclosure of confidential information or trade secrets which causes material harm to us; (ii) executive’s material breach of any agreement with us after an opportunity to cure; (iii) executive’s material failure to comply with our written policies or rules after an opportunity to cure; (iv) executive’s conviction or plea of guilty or no contest to any crime involving fraud, dishonesty or moral turpitude; (v) executive’s gross misconduct; (vi) executive’s continued failure to perform his or her assigned duties after notification; or (vii) executive’s failure to cooperate in good faith with any governmental or internal investigation of us or our directors, officers or employees.

•	A “Constructive Termination” generally means an executive resigns employment after any of the following actions or events (i) a reduction in executive’s base salary by more than ten percent (other than a company-wide or executive-level general reduction); (ii) a relocation of executive’s place of employment by more than 35 miles without executive’s consent; (iii) a substantial reduction in the executive’s duties or responsibilities that are in effect prior to a Change in Control; (iv) a reduction in executive’s title; or (v) a substantial increase in executive’s required business travel without executive’s consent.

We benefit by requiring our executive officers to execute an effective general waiver and release of claims in order to be eligible to receive benefits under the change in control plan. All other benefits (such as life insurance, disability coverage and 401(k) Plan eligibility) will terminate as of the executive’s termination date.

The change in control plan does not provide for the gross up of any excise taxes imposed by section 4999 of the Code. If any of the severance benefits payable under the change in control plan would constitute a “parachute payment” within the meaning of section 280G of the Code, subject to the excise tax imposed by section 4999 of the Code, the change in control plan provides for a best after-tax analysis with respect to such payments, under which the executive will receive whichever of the following two alternative forms of payment would result in executive’s receipt, on an after-tax basis, of the greater amount of the transaction payment notwithstanding that all or some portion of the transaction payment may be subject to the excise tax: (i) payment in full of the entire amount of the transaction payment, or (ii) payment of only a part of the transaction payment so that the executive receives the largest payment possible without the imposition of the excise tax.

No executive would receive benefits under the change in control plan if (i) the executive has entered into an individually negotiated employment agreement that provides for severance or change in control benefits, (ii) the executive is entitled to receive benefits under another change in control plan maintained by us that provides benefits in connection with an Involuntary Termination without Cause or a Constructive Termination, in each case within 12 months following a Change in Control, (iii) the executive voluntarily terminates employment with us to accept employment with another entity that is controlled, directly or indirectly, by us or is otherwise affiliated with us, or (iv) the executive does not confirm in writing that he or she is subject to agreements with us relating to proprietary and confidential information. In addition, benefits would be terminated under the change in control plan if the executive willfully breaches his or her agreements with us relating to proprietary and confidential information or engages in certain solicitation or business interference activities.

The structure and amount of benefits provided under the change in control plan are intended to balance our goals of attracting and retaining highly qualified individuals, providing the appropriate incentive for such individuals to perform in the best interests of our shareholders and maintaining responsible pay practices. Our compensation committee periodically reviews market data to gain a general understanding of the change in control benefits offered by our competitors and reviews the benefits offered under the change in control plan against such market data to ensure that the benefits under our change in control plan remain appropriate.

Our executive officers outside of the United States have employment agreements that provide for the same benefits described above under the change in control plan with respect to their positions as Senior Vice Presidents.

Equity Compensation Plans

The 2011 Plan and 2007 Plan and award agreements thereunder provide for potential vesting acceleration upon an executive’s termination in connection with a change in control and, at the discretion of the board of directors, upon certain change in control events, as further described above under the heading “Description of Compensation Arrangements—Equity Compensation Arrangements.”

Potential Payments upon Termination or Change in Control Table

The following table estimates the potential severance payments and benefits under the change in control plan to which the named executive officers would be entitled in connection with specified termination events, calculated as if the named executive officers’ employment had terminated as of December 31, 2014. In addition, the table sets forth the amounts to which the named executive officers would be entitled under the 2011 Plan and 2007 Plan if, upon a corporate transaction or change in control transaction, the board of directors exercised its discretion to accelerate the vesting and exercisability of stock options and the vesting of RSU awards, and such event occurred on December 31, 2014.

There are no other agreements, arrangements or plans that entitle any named executive officers to severance, perquisites or other benefits upon termination of employment or a change in control. For purposes of the table below, we have assumed that none of the potential severance benefits payable under the change in control plan would be subject to the excise tax imposed by section 4999 of the Code and therefore would not be reduced in accordance with the terms of the change in control plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

AS OF DECEMBER 31, 2014

Name	Benefit	Involuntary Termination Without Cause or Constructive Termination in Connection with a Change of Control ($) (1)	2011 Plan and 2007 Plan—Certain Corporate Transactions ($) (2)
Bruce C. Cozadd	Lump Sum Cash Severance Payment	5,454,288	—
	COBRA Payments	61,390	—
	Vesting Acceleration (3)	36,852,949	36,852,949

	Benefit Total	42,368,627	36,852,949

Matthew P. Young	Lump Sum Cash Severance Payment	1,170,893	—
	COBRA Payments	46,967	—
	Vesting Acceleration (3)	5,122,558	5,122,558

	Benefit Total	6,340,418	5,122,558

Russell J. Cox	Lump Sum Cash Severance Payment	1,976,087	—
	COBRA Payments	46,967	—
	Vesting Acceleration (3)	11,759,757	11,759,757

	Benefit Total	13,782,811	11,759,757

Suzanne Sawochka Hooper	Lump Sum Cash Severance Payment	1,828,697	—
	COBRA Payments	32,231	—
	Vesting Acceleration (3)	12,870,964	12,870,964

	Benefit Total	14,731,892	12,870,964

Michael P. Miller	Lump Sum Cash Severance Payment	946,667	—
	Health Insurance Payments	46,967	—
	Vesting Acceleration (3)	2,072,300	2,072,300

	Benefit Total	3,065,934	2,072,300

(1)	These benefits would be payable under the change in control plan if the Involuntary Termination without Cause or Constructive Termination occurred within 12 months following a Change in Control and assuming such termination took place on December 31, 2014. The forms of stock option and RSU agreements under the 2011 Plan and the 2007 Plan provide for the same vesting acceleration benefit as shown here under the change in control plan, therefore no separate vesting acceleration benefit is listed. Ms. Falberg resigned from her position as our Chief Financial Officer in March 2014 and did not receive any severance or other payments in connection with her resignation.

(2)	These benefits would be payable under the 2011 Plan and the 2007 Plan if, upon a corporate transaction event, the board of directors exercised its discretion to accelerate the vesting and exercisability of outstanding stock options and RSU awards, assuming the vesting acceleration took place on December 31, 2014. For a description of the potential vesting acceleration provisions in the 2011 Plan and the 2007 Plan, see “Description of Compensation Arrangements—Equity Compensation Arrangements” above.

(3)	The value of stock option and RSU award vesting acceleration is based on the closing price of $163.73 per ordinary share on December 31, 2014, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

Pursuant to our non-employee director compensation policy, or director compensation policy, each non-employee director was entitled to receive the following cash compensation for board services, as applicable, for 2014:

•	a $55,000 annual retainer for service as a member of our board of directors (paid quarterly);

•	a supplemental $25,000 annual retainer for service as the Lead Independent Director (paid quarterly);

•	a supplemental annual retainer for the chairs of the board committees in the following amounts: $25,000 for the chairperson of the audit committee, $22,500 for the chairperson of the compensation committee, $20,000 for the chairperson of the nominating and corporate governance committee and $22,500 for the chairperson of the transaction committee (each paid quarterly); and

•	a supplemental annual retainer for each member of the following committees other than the chairs, in the following amounts: $15,000 for service as a member of the audit committee, $12,500 for service as a member of the compensation committee, $10,000 for service as a member of the nominating and corporate governance committee and $12,500 for service as a member of the transaction committee (each paid quarterly).

Our director compensation policy was originally approved by our board of directors in May 2013 and has been amended as follows: in August 2013 to, among other things, provide for cash retainers for the chairperson and members of the transaction committee; in May 2014 to provide for compensation to our Lead Independent Director and revise the number of initial and continuing equity grants; in October 2014 to provide for a gross up on any Irish tax that may be paid on company reimbursement of reasonable travel, lodging and meal expenses related to service on the board of directors; and in April 2015 to revise the number of initial and continuing equity grants, as discussed below.

The director compensation policy currently provides for the automatic grant of equity awards to our non-employee directors over the period of their service on our board of directors. Any individual who first becomes a non-employee director is automatically granted the following: (a) an initial option to purchase 5,695 ordinary shares that vests with respect to one-third of the shares on the first anniversary of the date of such individual’s election or appointment to the board of directors, and, with respect to the balance, in a series of 24 successive equal monthly installments thereafter and (b) an initial RSU award covering 2,185 ordinary shares that vests in equal annual installments over three years from the date of such individual’s election or appointment to the board of directors. From May 2014 until April 2015, the number of ordinary shares subject to the initial option was 5,000 ordinary shares and the number of ordinary shares subject to the initial RSU award was 2,500 ordinary shares.

Each continuing non-employee director will automatically be granted the following continuing grants in connection with each annual general meeting: (i) a continuing option to purchase 3,415 ordinary shares that vests in a series of 12 successive equal monthly installments measured from the date of the annual general meeting of our shareholders with respect to which the option is granted and (ii) a continuing RSU award covering 1,310 ordinary shares that vests in full on the first anniversary of the date of the annual general meeting of our shareholders with respect to which the RSU award is granted. If a director is elected or appointed as a director for the first time other than at an annual general meeting, in order to receive automatic continuing grants, the director must have first joined the board at least four calendar months before the date of the applicable annual general meeting. If a director is elected or appointed as a director for the first time at an annual general meeting, the director will not receive automatic continuing grants for such meeting. From May 2014 until April 2015, the number of ordinary shares subject to each continuing option was 3,300 ordinary shares and the number of ordinary shares subject to each continuing RSU award was 1,650 ordinary shares.

The automatic initial and continuing options are granted under the Amended and Restated 2007 Non-Employee Directors Stock Option Plan, or 2007 Directors Plan, unless the board or compensation committee determines such options will be granted under the 2007 Plan, and the automatic initial and continuing RSU awards are granted under the 2007 Plan.

The grant date of these equity awards is the second trading day following the filing date of our next quarterly or annual report filed under the Exchange Act that occurs after the date the director first joined our board of directors (with respect to the automatic initial options and initial RSU awards) or the date of our annual general meeting (with respect to the automatic continuing options and continuing RSU awards). The other terms and conditions applicable to equity awards made to our non-employee directors are included above under the heading “Description of Compensation Arrangements—Equity Compensation Arrangements.”

Directors Continuing Education

In furtherance of our ongoing commitment to the continuing education of our directors, our nominating and corporate governance committee adopted a policy for the reimbursement of director continuing education in February 2013, as amended in February 2014. Under this policy, we will pay or reimburse each director for enrollment fees and reasonable expenses incurred in connection with attending and participating each year in one director continuing education program and in one healthcare industry continuing education program, each sponsored by an outside provider. In addition, our non-employee directors are reimbursed for travel and other reasonable expenses incurred in attending board or committee meetings, as are our employees who serve as directors.

Directors Deferred Compensation Plan

In May 2007, the Jazz Pharmaceuticals, Inc. board of directors adopted the Directors Deferred Compensation Plan, which was amended and restated in August 2010. The Directors Deferred Compensation Plan, as amended and restated, is referred to in this proxy statement as the Directors Deferred Plan. We continued and assumed the Directors Deferred Plan in connection with the Azur Merger. The Directors Deferred Plan allows each non-employee director to elect to defer receipt of all or a portion of his or her annual retainer fees to a future date or dates. Amounts deferred under the Directors Deferred Plan are credited as our ordinary shares to a phantom stock account, and the number of shares credited is based on the amount of the retainer fees deferred divided by the market value of our ordinary shares on the first trading day of the first open window period following the date the retainer fees were deemed earned. On the tenth business day following the day of separation from the board of directors or the occurrence of a change in control, or as soon thereafter as practical once the non-employee director has provided the necessary information for electronic deposit of the deferred shares, each non-employee director will receive (or commence receiving, depending upon whether the director has elected to receive distributions from his phantom stock account in a lump sum or in installments over time) a distribution from his phantom stock account in our ordinary shares. The Directors Deferred Plan may be amended or terminated at any time by the board of directors. The Directors Deferred Plan in form and operation is intended to be compliant with section 409A of the Code.

Although we continue to maintain the Directors Deferred Plan, since the closing of the Azur Merger we have not permitted and will not permit our non-employee directors to defer any annual retainer fees under the Directors Deferred Plan.

Ownership Guidelines for Directors and Executive Officers

In February 2013, our board of directors adopted share ownership guidelines for the company’s non-employee directors, Chief Executive Officer and certain other employees who serve on our executive committee, including the named executive officers. Under the guidelines, these individuals are expected to own a number of the company’s ordinary shares with a value equal to: three times (3x) base salary, for our Chief Executive

Officer; one times (1x) base salary, for each other member of the company’s executive committee; and three times (3x) the director’s annual cash retainer, for each non-employee director. A description of this policy is included above under the heading “Compensation Discussion and Analysis—Executive Compensation Program—Ownership Guidelines for Directors and Executive Officers.”

Equity Compensation Plans

The 2007 Directors Plan, which was initially adopted by the Jazz Pharmaceuticals, Inc. board of directors and approved by the Jazz Pharmaceuticals, Inc. stockholders in connection with its initial public offering, was continued and assumed by us upon the consummation of the Azur Merger. The automatic initial option awards and continuing option awards under our director compensation policy described above are granted under the 2007 Directors Plan unless otherwise determined by our board of directors.

With respect to options granted under the 2007 Directors Plan and 2007 Plan, if a non-employee director’s service relationship with us or any of our affiliates, whether as a non-employee director or subsequently as our employee, director or consultant or that of any of our affiliates, ceases for any reason other than disability or death, or, with respect to options granted under the 2007 Directors Plan only, after any 12-month period following a change in control, the optionee may exercise any vested options for a period of three months following the cessation of service. If such optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise the option for a period of 12 months in the event of disability, and 18 months in the event of death. With respect to options granted under the 2007 Directors Plan, if such optionee’s service terminates within 12 months following a specified change in control transaction, the optionee may exercise any vested portion of the option for a period of 12 months following the effective date of such a transaction. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

With respect to RSU awards granted under the 2007 Plan, if a non-employee director’s service relationship with us or any of our affiliates, whether as a non-employee director or subsequently as our employee, director or consultant or that of any of our affiliates, ceases for any reason, any RSU awards that were unvested as of the date of such termination will be forfeited.

In the event of certain significant corporate transactions (which generally have a meaning similar to “Corporate Transaction” under the 2007 Plan), all outstanding options under the 2007 Directors Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such options, then (a) with respect to any such options that are held by optionees then performing services for us or our affiliates, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of the corporate transaction and (b) all other outstanding options will terminate if not exercised prior to the effective date of the corporate transaction. The board of directors may also provide that the holder of an outstanding option not assumed in the corporate transaction will surrender such option in exchange for a payment equal to the excess of (i) the value of the property that the optionee would have received upon exercise of the option, over (ii) the exercise price otherwise payable in connection with the option. In addition, the vesting and exercisability of options under the 2007 Directors Plan held by non-employee directors who are either required to resign their position in connection with a specified change in control transaction (which generally has a similar meaning as a “Change in Control” under the 2007 Plan) or are removed from their position in connection with such a change in control will be accelerated in full.

The treatment of outstanding options and RSU awards under the 2007 Plan in the event of certain significant corporate transactions or a specified change in control transaction is described above under the heading “Executive Compensation—Description of Compensation Arrangements—Equity Compensation Arrangements—2007 Equity Incentive Plan.”

2014 Equity Grants

In accordance with our non-employee director compensation policy described above, we made automatic initial grants to Mr. Schnee as a result of his first joining the board of directors in August 2014, comprised of an option to purchase 5,000 ordinary shares and an RSU award covering 2,500 ordinary shares. We also made automatic continuing grants to each of our other non-employee directors as a result of their continuing on the board of directors through our annual general meeting in July 2014, which continuing grants were comprised of an option to purchase 3,300 ordinary shares and an RSU award covering 1,650 ordinary shares. All options granted to non-employee directors during 2014 were granted under the 2007 Directors Plan and all RSU awards granted during 2014 were granted under the 2007 Plan.

Director Compensation Table

The following table sets forth certain information with respect to the compensation of all of our non-employee directors for the fiscal year ended December 31, 2014.

Mr. Cozadd, our Chairman and Chief Executive Officer, is not listed in the following table because he is our employee. Mr. Cozadd’s compensation is described under “Executive Compensation.” Mr. Cozadd received no additional compensation for serving on our board of directors in 2014.

DIRECTOR COMPENSATION FOR FISCAL 2014

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3) (4)	All Other Compensation ($) (5)	Total ($)
Paul L. Berns	82,038	223,476	158,493	—	464,007
Patrick G. Enright	76,223	223,476	158,493	—	458,192
Peter Gray	89,808	223,476	158,493	—	471,777
James C. Momtazee (6)	1,444	—	—	—	1,444
Heather Ann McSharry	88,315	223,476	158,493	—	470,284
Seamus Mulligan	77,500	223,476	158,493	—	459,469
Kenneth W. O’Keefe	72,692	223,476	158,493	—	454,661
Norbert G. Riedel	82,731	223,476	158,493	—	464,700
Elmar Schnee (7)	27,025	338,600	240,141	21,370	627,136
Catherine A. Sohn	94,769	223,476	158,493	8,345	485,083
Rick E Winningham	88,959	223,476	158,493	—	470,928

(1)	The dollar amounts in this column represent each non-employee director’s actual annual cash retainer for board services in 2014, which is equal to the aggregate of his or her annual retainer of $55,000 plus his or her annual retainers for service on one or more board committees, and for Mr. Winningham, for service as Lead Independent Director. Each non-employee director’s total fees were earned and payable in four quarterly installments subject to the non-employee director’s continuous service at the end of each quarter. Fees paid to each of Ms. McSharry and Messrs. Gray, Mulligan and Schnee were paid in Euro. The conversion to U.S. dollars was calculated based on the average exchange rate for each quarter as reported by the OANDA Corporation. Following the Azur Merger, the board of directors did not permit cash retainer fees to be deferred by our non-employee directors pursuant to the Directors Deferred Plan. The total number of shares previously credited to each individual non-employee director’s phantom stock account under the Directors Deferred Plan as of December 31, 2014 were as follows: 4,691 shares for Mr. Berns; 9,929 shares for Mr. Enright; 22,249 shares for Mr. O’Keefe; and no shares for the other non-employee directors.

(2)	The dollar amounts in this column reflect the aggregate grant date fair value of RSU awards computed in accordance with ASC 718. The grant date fair value of each RSU award is measured based on the closing price of our ordinary shares on the date of grant. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the non-employee directors.

(3)	The dollar amounts in this column represent the aggregate grant date fair value of each stock option award granted to our non-employee directors in 2014. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in the notes to our audited consolidated financial statements included in the 2014 10-K. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the non-employee directors.

(4)	The aggregate number of shares subject to outstanding stock options and RSU awards held by the non-employee directors listed in the table above as of December 31, 2014 was as follows: 12,300 shares subject to outstanding stock options and 1,650 RSUs for each of Messrs. Berns, Enright, Mulligan, O’Keefe and Winningham; 15,800 shares subject to outstanding stock options and 2,983 RSUs for Dr. Sohn; 11,300 shares subject to outstanding stock options and 4,316 RSUs for each of Ms. McSharry, Mr. Gray and Dr. Riedel; and 5,000 shares subject to outstanding stock options and 2,500 RSUs for Mr. Schnee.

(5)	The dollar amounts in this column for Dr. Sohn represent reimbursed continuing education fees and for Mr. Schnee represent fees paid for his service as a director of Gentium from the Gentium Acquisition until his resignation from the Gentium board of directors in April 2014.

(6)	Mr. Momtazee resigned from our board of directors in January 2014 and the 17,507 outstanding shares then credited to his phantom stock account were distributed to him in accordance with the terms of the Directors Deferred Plan.

(7)	Mr. Schnee joined our board of directors in August 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy and Procedures for Review of Related Party Transactions

We have adopted a Related Party Transaction Policy that sets forth our procedures for the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A “related person” is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related-person transaction (including any transaction that was not a related-person transaction when originally consummated or any transaction that was not initially identified as a related-person transaction prior to consummation), our management must present information regarding the related-person transaction to our audit committee (or, if audit committee approval would be inappropriate, to another independent body of our board of directors) for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related person(s), the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will, on an annual basis, collect information that our General Counsel deems reasonably necessary from each director, executive officer and (to the extent feasible) significant shareholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to our General Counsel, or, if the employee is an executive officer, to our board of directors. In considering related-person transactions, our audit committee (or other independent body of our board of directors) will take into account the relevant available facts and circumstances including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated.

The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, our audit committee (or other independent body of our board of directors) must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our audit committee (or other independent body of our board of directors) determines in the good faith exercise of its discretion.

Certain Transactions With or Involving Related Persons

Set forth below is information with respect to certain transactions with or involving related persons and to which we were or will be a participant.

Warrant Exercises and Resale Registration

On July 7, 2009, Jazz Pharmaceuticals, Inc., our predecessor, issued to Longitude Venture Partners, L.P. and to Longitude Capital Associates, L.P., or the Longitude Funds, warrants to purchase an aggregate of 947,867 shares of Jazz Pharmaceuticals, Inc.’s common stock at an exercise price of $4.00 per share, which warrants were subsequently converted into warrants to purchase our ordinary shares (on a one-for-one basis) in connection with the Azur Merger. Mr. Enright is a managing member of Longitude Capital Partners, LLC, which is the general partner of each of the Longitude Funds. On February 28, 2014, the Longitude Funds exercised the warrants in full for an aggregate cash purchase price payable to us of approximately $3.8 million. Based solely on the difference between the closing price of our ordinary shares on the date of exercise and the exercise price of the warrants, the value realized by the Longitude Funds upon exercise of the warrants was approximately $140.2 million. In accordance with the terms of an existing investor rights agreement with the Longitude Funds, we registered the resale of the ordinary shares underlying the warrants by the Longitude Funds and, pursuant to such agreement, we were obligated to pay our total expenses in connection with the resale registration, including registration fees and legal expenses of approximately $75,000. Our involvement in these warrant exercises and the registration for resale of the ordinary shares underlying the warrants did not require approval under our Related Party Transaction Policy because our actions with respect to such matters were undertaken in accordance with our pre-existing obligations under the warrants and the investor rights agreement with the Longitude Funds. Consistent with our audit committee charter, our audit committee reviewed these transactions.

Indemnification Agreements

We have entered into indemnification agreements with our directors, executive officers and certain other of our officers and employees. These indemnification agreements require us, under the circumstances and to the extent provided for therein, to indemnify such persons to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by any such person as a result of such person being made a party to certain actions, suits, proceedings and other actions by reason of the fact that such person is or was a director, officer, employee, consultant, agent or fiduciary of our company or any of our subsidiaries or other affiliated enterprises. The rights of each person who is a party to an indemnification agreement are in addition to any other rights such person may have under our Memorandum and Articles of Association, the Irish Companies Act 2014, any other agreement, a vote of the shareholders of our company, a resolution of directors of our company or otherwise. We believe that these agreements are necessary to attract and retain qualified persons as our officers and directors. We also maintain directors’ and officers’ liability insurance.

OTHER MATTERS

Presentation of Irish Statutory Accounts

Our Irish statutory accounts for the fiscal year ended December 31, 2014, including the reports of the directors and auditors thereon, will be presented and considered at the annual meeting in accordance with the requirements of the Irish Companies Act 2014. Our Irish statutory accounts will be approved by the board of directors. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the annual meeting.

Registered and Principal Executive Offices

The registered and principal executive offices of Jazz Pharmaceuticals plc are located at Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland. Our telephone number there is +353 1 634 7800.

Shareholder Proposals and Director Nominations for the 2016 Annual General Meeting

Our shareholders may submit proposals on matters appropriate for shareholder action at shareholder meetings in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2016 annual general meeting of shareholders, all applicable requirements of Rule 14a-8 must be satisfied and, pursuant to Rule 14a-8, such proposals must be received by us no later than February 11, 2016. However, if our 2016 annual general meeting of shareholders is not held between June 30, 2016 and August 29, 2016, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials. Such proposals should be delivered to Jazz Pharmaceuticals plc, Attention: Company Secretary, Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland.

Our memorandum and articles of association provide that shareholder nominations of persons to be elected to the board of directors at an annual general meeting must be made following written notice to our Company Secretary which is executed by a shareholder and accompanied by certain background and other information specified in our memorandum and articles of association. Such written notice and information must be received by our Company Secretary not later than the close of business on March 12, 2016 nor earlier than January 12, 2016; provided, however, that in the event our 2016 annual general meeting of shareholders is not held between June 30, 2016 and August 29, 2016, notice must be delivered no earlier than 150 days prior to nor later than 90 days prior to the date of the 2016 annual general meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our memorandum and articles of association provide that other proposals may only be proposed at an annual general meeting if either (i) it is proposed by or at the direction of our board of directors; (ii) it is proposed at the direction of the Irish High Court; or (iii) the chairman of the meeting decides, in his or her absolute discretion, that the proposal may properly be regarded as within the scope of the relevant meeting. In addition, the proxy solicited by our board of directors for the 2016 annual general meeting of shareholders will confer discretionary voting authority with respect to (i) any proposal presented by a shareholder at that meeting for which we have not been provided with notice by April 26, 2016 and (ii) if we have received notice of such proposal by April 26, 2016, if the 2016 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act. On any other business which may properly come before the annual meeting, or any adjournment thereof, and whether procedural or substantive in nature (including without limitation any motion to amend a resolution or adjourn the meeting) not specified in this proxy statement, the proxy holder will act at his/her discretion.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for Notices and proxy materials with respect to two or more shareholders sharing the same address by delivering a single Notice or a single set of proxy materials, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers with account holders who are Jazz Pharmaceuticals shareholders will be “householding” Notices and our proxy materials. A single Notice or a single set of proxy materials, as applicable, may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or set of proxy materials, as applicable, in the future you may: (1) notify your broker,

(2) direct your written request to Jazz Pharmaceuticals plc, Attention: Investor Relations, Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland or (3) contact our Investor Relations department at + 353 1 634 7892 (Ireland) or + 1 650 496 2800 (U.S.) or by email at investorinfo@jazzpharma.com. Shareholders who currently receive multiple copies of Notices or proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of a Notice or set of proxy materials to a shareholder at a shared address to which a single Notice or set of proxy materials, as applicable, was delivered.

Annual Report on Form 10-K

We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Jazz Pharmaceuticals plc, Attention: Company Secretary, Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland.

General

Your proxy is solicited on behalf of our board of directors. Unless otherwise directed, at the annual meeting (or an adjournment or postponement thereof), proxies will be voted “For” all of the nominees listed in Proposal 1 and “For” Proposals 2, 3 and 4. If any matter other than those described in this proxy statement properly comes before the annual meeting, or with respect to any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By order of the board of directors,

Shawn Mindus

Company Secretary

June 10, 2015

JAZZ PHARMACEUTICALS PLC FOURTH FLOOR, CONNAUGHT HOUSE ONE BURLINGTON ROAD, DUBLIN 4, IRELAND ATTN: COMPANY SECRETARY

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 29, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 29, 2015. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M93853-P67339	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JAZZ PHARMACEUTICALS PLC
The Board of Directors recommends you vote FOR each of the nominees for director named in Proposal 1 below:
1.	To elect the four nominees for director named below to hold office until the 2018 annual general meeting of shareholders.
	Nominees:	For	Against	Abstain
	1a. Peter Gray	☐	☐	☐
	1b. Kenneth W. O’Keefe	☐	☐	☐
	1c. Elmar Schnee	☐	☐	☐
	1d. Catherine A. Sohn	☐	☐	☐
The Board of Directors recommends you vote FOR Proposals 2, 3 and 4:							For	Against	Abstain
2.

To approve the appointment of KPMG as the independent auditors of Jazz Pharmaceuticals plc for the fiscal year ending December 31, 2015 and to authorize the board of directors, acting through the audit committee, to determine the auditors’ remuneration.

							☐	☐	☐
3.	To authorize Jazz Pharmaceuticals plc and/or any subsidiary of Jazz Pharmaceuticals plc to make market purchases of Jazz Pharmaceuticals plc’s ordinary shares.						☐	☐	☐
4.	To approve, on an advisory basis, the compensation of Jazz Pharmaceuticals plc’s named executive officers as disclosed in the proxy statement.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Thursday, July 30, 2015

10:30 AM Local Time

Jazz Pharmaceuticals plc

Fourth Floor, Connaught House

One Burlington Road

Dublin 4, Ireland

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The combined proxy statement and annual report are available at www.proxyvote.com.

M93854-P67339

JAZZ PHARMACEUTICALS PLC

Annual General Meeting of Shareholders

July 30, 2015 10:30 AM Local Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Bruce C. Cozadd, Matthew P. Young and Suzanne Sawochka Hooper, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the ordinary shares of Jazz Pharmaceuticals plc (the “Company”) which the undersigned may be entitled to vote at the Company’s Annual General Meeting of Shareholders to be held at the Company’s corporate headquarters located on the Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland on Thursday, July 30, 2015, at 10:30 AM Local Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Continued and to be signed on reverse side